EXECUTION COPY

AGREEMENT OF SALE AND PURCHASE

between
AMERITRADE HOLDING CORPORATION
and
DATEK ONLINE HOLDINGS CORP.
and
TD WATERHOUSE CANADA INC.
and
THE TORONTO-DOMINION BANK
Dated as of June 22, 2005

i

INDEX OF DEFINED TERMS

Affected Employees	26

Affiliate	43

Agreement	1

Ameritrade	1

Ameritrade Canada	1

Ameritrade Canada 2005 and 2006 Bonus Program	28

Ameritrade Canada Benefit Plans	14

Ameritrade Canada Facilities	10

Ameritrade Canada Filings	12

Ameritrade Canada Financial Statements	7

Ameritrade Canada Leases	10

Ameritrade Canada Permits	11

Ameritrade Canada Pre-Closing Taxes	43

Ameritrade Canada Shares	1

Ameritrade Disclosure Schedule	2

Ameritrade U.S. Damages	40

ARC	7

Benefit Plans	14

Business Day	43

Calculations	2

Claim Notice	41

Closing	4

Closing Date	4

Closing Date Balance Sheet	2

Closing Date Net Tangible Book Value	43

Competition Filings	24

control	43

Damages	38

Datek	1

De Minimis Claim	39

Divestiture	25

Encumbrance	43

Environmental Laws	16

Exchange Act	44

Final Statement	3

GAAP	44

Governmental Authority	7

Hazardous Materials	16

IDA	7

Indemnified Ameritrade Entities	39

Indemnified Entity	40

Indemnified TD Entities	38

Indemnifying Party	41

Independent Auditor	3

Injunction	34

Intellectual Property	10

knowledge	44

Litigation	13

Material Adverse Effect	44

NASDAQ	44

No Action Letter	7

NYSE	44

Objection	2

Person	44

Personal Information	44

Post Tender Ownership Percentage	44

Pre-Closing Tax Periods	32

Prime Rate	4

Purchase Price	2

Purchaser	1

Requisite Regulatory Approvals	34

Returns	13

Senior Employees	27

Share Purchase	1

Stockholders Agreement	45

Straddle Period	32

Subsidiary	45

Targeted Closing Date Net Tangible Book Value	45

Tax Arbitrator	33

Tax Notice	32

Tax or Taxes	45

Taxing Authority	45

TD	1

TD Disclosure Schedule	20

TD U.S. Damages	39

Third Party	41

Third Party Approval	7

Threshold	39

Transaction Agreements	45

Transfer Taxes	33

Transition Period	26

Transitional Licence Agreement	1

Transitional Services Agreement	1

U.S. GAAP	45

Violation	7

Voting Debt	5

Waterhouse	1

Waterhouse Purchase Agreement	1

EXHIBITS

Exhibit A — Form of Transitional Services Agreement

Exhibit B — Form of Transitional Licence Agreement

v

AGREEMENT OF SALE AND PURCHASE

      THIS AGREEMENT OF SALE AND PURCHASE (as amended, supplemented, restated or otherwise modified from time to time, this (“Agreement”) is entered into as of June 22, 2005 between Ameritrade Holding Corporation, a Delaware corporation (“Ameritrade”), Datek Online Holdings Corp., a Delaware corporation (“Datek”), TD Waterhouse Canada Inc., an Ontario corporation (“Purchaser”) and The Toronto-Dominion Bank, a Canadian chartered bank (“TD”).

RECITALS

      WHEREAS, Datek is the beneficial and record owner of all of the issued and outstanding shares (the “Ameritrade Canada Shares”) of Ameritrade Canada, Inc., an Ontario corporation (“Ameritrade Canada”);

      WHEREAS, Ameritrade is the beneficial and record owner of all of the issued and outstanding shares of Datek;

      WHEREAS, TD is, directly or indirectly, the beneficial and record owner of all of the issued and outstanding shares of Purchaser;

      WHEREAS, Ameritrade and TD have entered into an Agreement of Sale and Purchase (the “Waterhouse Purchase Agreement”) pursuant to which Ameritrade has agreed to purchase from TD all of the capital stock of TD Waterhouse Group, Inc. (“Waterhouse”), a Delaware corporation, and TD will receive, in consideration for all of the issued and outstanding shares of Waterhouse, a number of shares of common stock of Ameritrade as specified in the Waterhouse Purchase Agreement;

      WHEREAS, in connection with the transactions contemplated by the Waterhouse Purchase Agreement, Ameritrade and TD have agreed to enter into this Agreement pursuant to which Purchaser shall, subject to the terms and conditions set forth in this Agreement, purchase from Datek all of the issued and outstanding shares of Ameritrade Canada (the “Share Purchase”) for consideration specified in this Agreement;

      WHEREAS, in connection with the transactions contemplated hereby, (i) Ameritrade, certain Affiliates of Ameritrade, Ameritrade Canada, Purchaser and TD shall enter into a transitional services agreement in the form attached as Exhibit A hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Transitional Services Agreement”) on the Closing Date, relating to the provision by Ameritrade of certain transitional services to Ameritrade Canada and Purchaser; and (ii) Ameritrade, Ameritrade Canada and Purchaser shall enter into a transitional licence agreement in the form attached as Exhibit B hereto (as amended, supplemented, restated or otherwise modified from time to time, the “Transitional Licence Agreement”) on the Closing Date relating to the use by Ameritrade Canada and Purchaser for a transitional period of certain trade-marks owned or licensed by Ameritrade in the same manner and extent as such trade-marks are used in the operation of Ameritrade Canada’s business immediately prior to the Closing Date.

      NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

THE PURCHASE AND SALE

      SECTION     1.1. General. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Datek shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Datek, all of the then-outstanding Ameritrade Canada Shares, representing all of the issued and outstanding shares of Ameritrade Canada.

      SECTION 1.2.     Payment of Purchase Price. In exchange for the Ameritrade Canada Shares transferred to Purchaser at the Closing, Purchaser shall, at the Closing, pay an amount in cash equal to US$60,000,000 (the “Purchase Price”), to Datek, subject to Section 5.8. The payment of the Purchase Price shall be made at the Closing by wire transfer of immediately available funds to an account specified by Datek.

      SECTION 1.3.     Closing Date Adjustment.

      (a) Within 60 days after the Closing Date, Purchaser will prepare and deliver to Datek a balance sheet of Ameritrade Canada as of the Closing Date (the “Closing Date Balance Sheet”). The Closing Date Balance Sheet shall (i) be prepared in accordance with GAAP (subject to the exceptions described in Section 1.3(a)(i) of the disclosure schedule delivered by Ameritrade to Purchaser concurrently with the execution and delivery of this Agreement (the “Ameritrade Disclosure Schedule”)), applied on a basis consistent with the preparation of the Ameritrade Canada Financial Statements, (ii) reflect the accruals set forth in Section 1.3(a)(ii) of the Ameritrade Disclosure Schedule and (iii) be accompanied by a statement showing the Closing Date Net Tangible Book Value and the Targeted Closing Date Net Tangible Book Value, in each case based on the Closing Date Balance Sheet (the “Calculations”). Ameritrade and Datek will assist and cooperate with Purchaser in the preparation of the Closing Date Balance Sheet, including by providing Purchaser and TD with reasonable access to any relevant personnel, books and records related to Ameritrade Canada that are in Ameritrade’s or Datek’s possession.

      (b) Following the delivery by Purchaser to Datek of the Closing Date Balance Sheet and the Calculations, Datek shall have a period of 30 days in which to review the Closing Date Balance Sheet and the Calculations. Datek and its accountants shall be provided with reasonable access to the work papers of Purchaser and its accountants and to the books and records of Ameritrade Canada in connection with such review. In the event that Datek determines that any of the Closing Date Balance Sheet and/or either of the Calculations have not been prepared in compliance with the applicable requirements of Section 1.3(a) (taking into account (i) the various enumerated items in clauses (i) through (iii) of Section 1.3(a) and (ii) the defined terms contained therein), Datek shall, on or before the last day of such 30-day period, inform Purchaser in writing of such determination (the “Objection”), setting forth in reasonable detail a specific description of the basis of the Objection, the adjustments to the Closing Date Balance Sheet which Datek believes should be made, and, if different from Purchaser’s calculation thereof, Datek’s calculation of the Calculations, and Datek shall be deemed to have accepted any items not specifically disputed in the Objection. Failure to so notify Purchaser shall constitute acceptance and approval of Purchaser’s preparation of the Closing Date Balance Sheet and the Calculations.

      (c) Purchaser shall then have 30 days following the date it receives the Objection to review and respond to the Objection during which period Purchaser and Datek shall negotiate in good faith to resolve the Objection. If Purchaser and Datek are unable to resolve all of their disagreements with respect to the determination of the foregoing items by the 30th day following the date on which Purchaser receives the Objection, after having used their good faith efforts to reach a resolution, then Purchaser and Datek shall each submit the name of an accounting firm that is nationally recognized in Canada (other than the current independent auditors of either TD or Ameritrade or the Canadian affiliates of those firms), and Purchaser and Datek shall mutually select one firm from these two firms (such selected firm, the “Independent Auditor”), who shall, acting as experts in accounting, determine on a basis consistent with the applicable requirements of Section 1.3(a) (taking into account (i) the various enumerated items in clauses (i) through (iii) of Section 1.3(a) and (ii) the defined terms contained therein), and only with respect to the specific remaining accounting-related differences so submitted, whether and to what extent the Closing Date Balance Sheet and/or either of the Calculations require adjustment. Each of Purchaser and Datek shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Independent Auditor. Purchaser and Datek shall request the Independent Auditor to use all reasonable efforts to render its determination within 45 days following submission of such matters to the Independent Auditor. The Independent Auditor’s determination shall be conclusive and binding upon Purchaser and Datek and shall be deemed a final, non-appealable arbitration award that is enforceable pursuant to the terms of the Arbitration Act, 1991 (Ontario). Purchaser and Datek shall make reasonably available to the Independent Auditor all relevant books and records, any work papers (including those of the parties’ respective accountants, to the extent applicable) and supporting documentation relating to the Closing Date Balance Sheet and the Calculations and all other items reasonably requested by the Independent Auditor. The “Final Statement” shall mean the Closing Date Balance Sheet and the calculations of the Closing Date Net Tangible Book Value and the Targeted Closing Date Net Tangible Book Value (i) as submitted by Purchaser pursuant to Section 1.3(a) in the event that (A) no Objection is delivered to Purchaser during the initial 30-day period specified above or (B) Purchaser and Datek so agree, (ii) as adjusted in accordance with the Objection, in the event that (A) Purchaser does not respond to the Objection during the 30-day period specified above following receipt by Purchaser of the Objection or (B) Purchaser and Datek so agree, (iii) as adjusted in accordance with the agreement of Purchaser and Datek, if Purchaser and Datek so agree during the 30-day period following receipt by Purchaser of the Objection, or (iv) as adjusted by the Independent Auditor, if it has been submitted to the Independent Auditor for review, together with any other modifications to the Closing Date Balance Sheet or the Calculations agreed upon by Purchaser and Datek. All fees and expenses of the Independent Auditor shall be shared equally by Purchaser and Datek.

      (d) If the Closing Date Net Tangible Book Value, as set forth in the Final Statement, is less than the Targeted Closing Date Net Tangible Book Value, Datek shall pay to Purchaser as a reduction to the Purchase Price an amount in cash equal to the sum of (i) the excess of the Targeted Closing Date Net Tangible Book Value over the Closing Date Net Tangible Book Value, as set forth in the Final Statement, plus (ii) an amount calculated as if interest were payable on the amount paid under clause (i), computed at the daily rate per annum equal to the rate quoted by The Toronto-Dominion Bank on the Closing Date as the reference rate of interest it uses for determining interest rates on Canadian dollar demand loans to commercial customers in Canada and designated as such bank’s prime rate (the “Prime Rate”) for the period from the Closing Date to but excluding the date of such payment, in immediately available funds no later than 60 days following the date on which the Final Statement is determined pursuant to Section 1.3(c) above. If the Closing Date Net Tangible Book Value, as set forth in the Final Statement, is greater than the Targeted Closing Date Net Tangible Book Value, Purchaser shall pay Datek as an addition to the Purchase Price an amount in cash equal to the sum of (x) the excess of the Closing Date Net Tangible Book Value over the Targeted Closing Date Net Tangible Book Value, as set forth in the Final Statement, plus (y) an amount calculated as if interest were payable on the amount paid under clause (x), computed at the Prime Rate for the period from the Closing Date to but excluding the date of such payment, in immediately available funds no later than 60 days following the date on which the Final Statement is determined pursuant to Section 1.3(c) above.

      (e) Datek shall use commercially reasonable efforts to maintain the Closing Date Net Tangible Book Value in excess of zero.

ARTICLE II

CLOSING PROCEDURES

      SECTION 2.1.     Closing. The closing of the Share Purchase (the “Closing”) shall take place on the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at Closing), at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12 East 49th Street, New York, New York 10017-8203, or at such other time or place as Datek and Purchaser may mutually agree (the “Closing Date”).

      SECTION 2.2.     Deliverables.

      (a) At the Closing, Purchaser shall pay the Purchase Price to Datek as provided in Section 1.2 and shall deliver or cause to be delivered to Datek the following:

(i) the certificates contemplated by Section 6.3; and

(ii) all other documents required to be delivered by Purchaser and TD on or prior to the Closing Date pursuant to this Agreement, including the Transaction Agreements.

      (b) At the Closing, Datek shall deliver or cause to be delivered to Purchaser the following:

(i) the share certificates representing all of the issued and outstanding Ameritrade Canada Shares, duly endorsed in blank or accompanied by other duly executed instruments of transfer, free and clear of all Encumbrances;

(ii) the certificates contemplated by Section 6.2; and

(iii) all other documents required to be delivered by Datek and Ameritrade on or prior to the Closing Date pursuant to this Agreement, including the Transaction Agreements.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF AMERITRADE AND DATEK

      Ameritrade and Datek hereby represent and warrant to Purchaser as follows:

      SECTION 3.1.     Organization, Good Standing and Qualification. Ameritrade Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario. Ameritrade Canada has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Ameritrade Canada. The organizational documents of Ameritrade Canada, copies of which were previously made available to Purchaser, are true, complete and correct as in effect on the date of this Agreement.

      SECTION 3.2.     Capitalization; Voting Rights. (a) The authorized capital of Ameritrade Canada consists, and as of the Closing Date will consist, of an unlimited number of common shares, of which there are 100 common shares outstanding. All of the outstanding Ameritrade Canada Shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights. All of the Ameritrade Canada Shares are owned by Datek, free and clear of any Encumbrance.

      (b) Except as set forth in Section 3.2(b) of the Ameritrade Disclosure Schedule, (i) there are no options, phantom stock, stock appreciation rights, warrants, calls, rights, commitments or agreements of any character to which Ameritrade Canada is a party or by which it is bound obligating Ameritrade Canada to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Ameritrade Canada or obligating Ameritrade Canada to grant, extend or enter into any such option, phantom stock, stock appreciation right, warrant, call, right, commitment or agreement, (ii) there are no outstanding contractual obligations of Ameritrade Canada to repurchase, redeem or otherwise acquire any shares of Ameritrade Canada and (iii) there are no outstanding securities of any kind convertible into or exchangeable or exercisable for shares of Ameritrade Canada.

      (c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Ameritrade Canada are outstanding.

      SECTION 3.3.     Subsidiaries. Ameritrade Canada does not own, directly or indirectly, any shares, membership interest, partnership interest, joint venture interest or other equity interest in any other Person for its own account.

      SECTION 3.4.     Authorization; Binding Obligations. (a) Each of Ameritrade and Datek has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Agreements to which it will be a party, and each Subsidiary of Ameritrade that will be a party to a Transaction Agreement has all requisite corporate power and authority to execute, deliver and perform its obligations under each such Transaction Agreement. The execution, delivery and performance by each of Ameritrade and Datek of this Agreement and each of the Transaction Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Ameritrade and Datek and no other corporate actions by Ameritrade or Datek are necessary for the execution, delivery and performance by Ameritrade and Datek of this Agreement and each of the Transaction Agreements to which it will be a party and the consummation by Ameritrade and Datek of the transactions contemplated hereby and thereby. The execution, delivery and performance by each Subsidiary of Ameritrade of each of the Transaction Agreements to which it will be a party, and the consummation of the transactions contemplated thereby, have been, or will prior to the Closing be, duly authorized by all necessary corporate action on the part of each such Subsidiary and no other corporate actions by any such Subsidiary is necessary for the execution, delivery and performance by such Subsidiary of each such Transaction Agreement and the consummation by such Subsidiary of the transactions contemplated thereby.

      (b) The Boards of Directors of Ameritrade and Datek duly adopted resolutions approving this Agreement, each of the Transaction Agreements, the Share Purchase and the other transactions contemplated hereby and thereby.

      (c) This Agreement has been duly executed and delivered by Ameritrade and Datek and (assuming due authorization, execution and delivery by Purchaser and TD) constitutes a valid and binding obligation of each of Ameritrade and Datek enforceable against Ameritrade and Datek in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equitable principles.

      (d) Each of the Transaction Agreements will, at the Closing, be duly executed and delivered by Ameritrade and the applicable Subsidiaries of Ameritrade thereto, and (assuming due authorization, execution and delivery thereof by the other parties thereto) will constitute a valid and binding obligation of Ameritrade and the applicable Subsidiaries of Ameritrade thereto, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally and by general equitable principles.

      SECTION 3.5.     No Conflict. (a) Except as set forth in Section 3.5(a) of the Ameritrade Disclosure Schedule, the execution and delivery by Ameritrade and Datek of this Agreement and the execution and delivery by Ameritrade and the applicable Subsidiaries of Ameritrade of each of the Transaction Agreements to which it will be a party do not, and the consummation by Ameritrade, Datek and/or each such Subsidiary of Ameritrade of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of any Encumbrance on any assets of Ameritrade Canada (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to, (i) any provision of the charter, articles of incorporation or by-laws or comparable organizational documents of Ameritrade, Datek or Ameritrade Canada, (ii) except as to which requisite waivers or consents have been obtained, and except for the consents and approvals required under the agreements and instruments listed in Section 3.5(a) of the Ameritrade Disclosure Schedule, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation or instrument to which Ameritrade Canada is a party or by which its properties or assets may be bound, or (iii) any law, permit, concession, franchise, licence, judgment, order, decree, statute, ordinance, rule or regulation applicable to

Ameritrade Canada or its properties or assets, assuming the consents, approvals, authorizations or permits and filings or notifications set forth in Section 3.5(a) of the Ameritrade Disclosure Schedule and Section 3.5(b) are duly and timely obtained or made; other than a Violation, in the case of clauses (ii) and (iii), which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. Section 3.5(a) of the Ameritrade Disclosure Schedule lists all loan or credit agreements, notes, mortgages, indentures, leases or other agreements, obligations or instruments (other than the contracts and other agreements set forth in Section 3.7(a) of the Ameritrade Disclosure Schedule) to which Ameritrade Canada is a party, or by which any of its properties or assets may be bound, which require the consent, waiver or approval of a party thereto (other than Ameritrade Canada) in connection with the execution and delivery by Ameritrade or Datek of this Agreement or the Transaction Agreements and the consummation by them of the transactions contemplated hereby and thereby, if the failure to obtain such consent, waiver or approval would be material to Ameritrade Canada.

      (b) Except as set forth in Section 3.5(b) of the Ameritrade Disclosure Schedule, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, including any industry self-regulatory organization (a “Governmental Authority”) or with any Person other than a Governmental Authority (a “Third Party Approval”), is required by or with respect to Ameritrade, Datek or Ameritrade Canada in connection with the execution and delivery by Ameritrade and Datek of this Agreement or any of the Transaction Agreements, or the consummation by Ameritrade and Datek of the transactions contemplated hereby and thereby, except for (i) a pre-merger notification pursuant to the Competition Act (Canada) and expiration of the applicable waiting periods thereunder and a request for an advance ruling certificate under Section 102 of the Competition Act (Canada) (an “ARC”) or for a no action letter indicating that the Commissioner of Competition (Canada) will not challenge the Share Purchase (a “No Action Letter”), (ii) notices with and approvals from the Canadian securities regulatory authorities and the Investment Dealers Association of Canada (the “IDA”) and the other industry self-regulatory agencies listed in Section 3.5(b) of the Ameritrade Disclosure Schedule, and (iii) such other approvals, consents and orders of, and filings, notices and registrations with, Governmental Authorities and Third Party Approvals the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada.

      SECTION 3.6.     Financial Statements. (a) Ameritrade and Datek have delivered or made available to Purchaser a true, correct and complete copy of each of the audited statements of assets and of liabilities and shareholder/partner capital of Ameritrade Canada and the statements of net allowable assets and risk adjusted capital as at September 30, 2004 and September 30, 2003 and the summary statements of income for the year then ended filed with the IDA (collectively, the “Ameritrade Canada Financial Statements”).

      (b) The Ameritrade Canada Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as modified by the requirements of the IDA). The Ameritrade Canada Financial Statements present fairly, in all material respects, the financial position of Ameritrade Canada as at September 30, 2004 and September 30, 2003 and the results of its operations for the years then ended in accordance with the basis of accounting disclosed in Note 2 to such financial statements.

      (c) Ameritrade and Datek have made available to Purchaser copies of all material documentation relating to the internal controls or other accounting practices of Ameritrade Canada with respect to its business.

      SECTION 3.7.     Certain Agreements. (a) Section 3.7(a) of the Ameritrade Disclosure Schedule sets forth a listing, as of the date hereof, of all of the following contracts and other agreements, oral or written, to which Ameritrade Canada is a party or by which Ameritrade Canada or any of its assets or properties is bound:

(i) consulting agreements not terminable on notice of three months or less and involving the payment of more than $50,000 per annum;

(ii) written agreements with any employee of Ameritrade Canada (A) providing any term of employment, (B) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Ameritrade Canada of the nature contemplated by this Agreement (either alone or in connection with a termination of employment), or (C) providing severance benefits, and any other agreements with any such employee, whether written or unwritten, to which clause (B) applies or which provides severance benefits greater than those which would be provided under applicable laws;

(iii) contracts and other agreements for the sale or lease (other than where Ameritrade Canada is a lessor) of any assets or properties (other than in the ordinary course of business) or for the grant to any Person (other than to Ameritrade Canada) of any preferential rights to purchase any assets or properties;

(iv) contracts and other agreements relating to the acquisition by Ameritrade Canada of any operating business or entity or any interest therein (other than acquisitions of securities for the account of or for sale to customers in the ordinary course of business);

(v) material contracts and other agreements evidencing outstanding loans to, or guaranteeing any loans on behalf of, any employee or consultant of Ameritrade Canada (other than routine expense advances consistent with past practice and other than margin loans extended in the ordinary course of business consistent with past practice);

(vi) contracts or other agreements under which Ameritrade Canada agrees to indemnify any party, other than in the ordinary course of business consistent with past practice, or to share a Tax liability of any party;

(vii) contracts and other agreements containing covenants restricting Ameritrade Canada from competing in any line of business or with any Person in any geographic area or requiring Ameritrade Canada to engage in any line of business or binding Ameritrade Canada to any exclusive business arrangements or licences, or which require the referral of any business or business opportunity or require Ameritrade Canada to make available business opportunities or products or services on a priority, equal or exclusive basis (including any “preferred provider” type contracts or other agreements for products and services offered by Ameritrade Canada to its customers) and any agreements of such types that could apply to Purchaser or any of its Affiliates after the Closing by reason of the Share Purchase and the consummation of the other transactions contemplated hereby and by the Transaction Agreements;

(viii) any material contracts or other agreements under which Ameritrade Canada has outsourced, or has agreed to outsource, any of its products, services or employees;

(ix) any material licences of Intellectual Property (as defined in Section 3.10(a)) to or from any Third Parties, and any joint development agreements;

(x) any contracts or agreements governing joint ventures between Ameritrade Canada and a third party;

(xi) contracts or other agreements (other than contracts or other agreements in the ordinary course of business) relating to the borrowing of money by Ameritrade Canada, or the direct or indirect guaranty by Ameritrade Canada of any obligation for, or an agreement by Ameritrade Canada to service, the repayment of borrowed money, or any other contingent obligations of Ameritrade Canada in respect of indebtedness of any other Person; and

(xii) any other material contract or other agreement whether or not made in the ordinary course of business.

      (b) There have been delivered or made available to Purchaser true and complete copies of all of the contracts and other agreements set forth in Section 3.7(a) of the Ameritrade Disclosure Schedule. Except as set forth in Section 3.7(b) of the Ameritrade Disclosure Schedule, each such contract and other agreement is in full force and effect and constitutes a legal, valid, and binding obligation of Ameritrade Canada and to the knowledge of Ameritrade and Datek, each other party thereto, enforceable in accordance with its terms. Ameritrade Canada has not received any notice, whether written or oral, of termination or intention to terminate from any other party to such contract or agreement. None of Ameritrade Canada or (to the knowledge of Ameritrade and Datek) any other party to any such contract or agreement is in violation or breach of or default under any such contract or agreement (or with notice or lapse of time or both, would be in violation or breach of or default under any such contract or agreement), which violation, breach, or default has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada.

      SECTION 3.8.     Changes. Except as set forth in Section 3.8 of the Ameritrade Disclosure Schedule, since September 30, 2004, there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Ameritrade Canada which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. Except as set forth in Section 3.8 of the Ameritrade Disclosure Schedule, since September 30, 2004, Ameritrade Canada has conducted its business in the ordinary course consistent with its past practice and Ameritrade Canada has not taken any action or entered into any transaction, and no event has occurred, that would have required Purchaser’s consent pursuant to Section 5.1 of this Agreement if such action had been taken, transaction entered into or event had occurred, in each case, after the date of this Agreement, nor has Ameritrade Canada entered into any agreement, plan or arrangement to do any of the foregoing.

      SECTION 3.9.     Title to Properties and Assets; Liens, Condition, Etc. (a) Except as set forth in Section 3.9(a) of the Ameritrade Disclosure Schedule, Ameritrade Canada has good and marketable title to all the properties and assets reflected in the Ameritrade Canada Financial Statements as being owned by Ameritrade Canada or acquired after the date thereof which are material to the business of Ameritrade Canada (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances except (i) statutory Encumbrances for Taxes and other payments not yet due or which are being contested in good faith and for which adequate reserves have been provided, (ii) liens of tradesmen arising or incurred in the ordinary course of business, (iii) zoning, building, occupancy and similar governmental restrictions and (iv) covenants, easements, rights-of-way and other matters shown on public records, and such imperfections or irregularities of title, claims or Encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

      (b) Ameritrade Canada does not own any real property. Section 3.9(b) of the Ameritrade Disclosure Schedule sets forth a list of all material real property currently leased, subleased or licensed by or from Ameritrade Canada or otherwise used or occupied by Ameritrade Canada (the “Ameritrade Canada Facilities”). Ameritrade and Datek have made available to Purchaser true, correct and complete copies of all leases, lease guaranties and subleases relating to the Ameritrade Canada Facilities, including all amendments, terminations and modifications thereof (the “Ameritrade Canada Leases”). Each such Ameritrade Canada Lease is in full force and effect and constitutes a legal, valid and binding obligation of Ameritrade Canada and to the knowledge of Ameritrade and Datek, each other party thereto, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally and by general equitable principles. None of Ameritrade Canada or (to the knowledge of Ameritrade and Datek) any other party to such Ameritrade Canada Lease, is in material violation or breach of or default under (or with notice or lapse of time or both, would be in violation or breach of or default under) any such Ameritrade Canada Lease.

      SECTION 3.10.     Intellectual Property. (a) Ameritrade Canada (i) owns or has the valid right to use all the material intellectual property rights, including patents, inventions, technology, industrial designs, copyrights, software, know-how, trade-marks, trade dress, trade names, logos, domain names, trade secrets, data and confidential information (the “Intellectual Property”) necessary or used in its business as currently conducted, and as currently planned to be conducted, in the case of owned Intellectual Property, free and clear of all Encumbrances (other than pursuant to licences relating thereto), (ii) has taken reasonable actions to protect and maintain the validity and ownership of such Intellectual Property, and (iii) has not granted to any third party, by licence or otherwise, any material right or interest in such Intellectual Property.

      (b) Section 3.10(b) of the Ameritrade Disclosure Schedule sets forth a list of all (i) patents, patent applications, registered trade-marks or service marks and registered copyrights and domain names, and applications or licences for registration thereof that, to the knowledge of Ameritrade and Datek, are owned by Ameritrade Canada as of the date of this Agreement and all such registrations are, to the knowledge of Ameritrade and Datek, valid and subsisting, and (ii) material software and technology owned by Ameritrade Canada.

      (c) To the knowledge of Ameritrade and Datek, neither Ameritrade Canada nor the operation of its business has materially infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other Person or constituted unfair competition or trade practices of the laws of any jurisdiction except as set forth in Section 3.10(c) of the Ameritrade Disclosure Schedule. During the two years preceding the date of this Agreement, to the knowledge of Ameritrade and Datek, except as set forth in Section 3.10(c) of the Ameritrade Disclosure Schedule, (i) Ameritrade Canada has not received any written material charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that Ameritrade Canada must license or refrain from using any Intellectual Property or other proprietary information of any other Person), and (ii) Ameritrade Canada is not party to or the subject of any pending or, to the knowledge of Ameritrade and Datek, threatened, action before or by any Governmental Authority with respect to any such material infringement, misappropriation or conflict. To the knowledge of Ameritrade and Datek, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by Ameritrade Canada, except for any such infringement, misappropriation or other conflict that, individually or in the aggregate, has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada.

      (d) Ameritrade Canada has taken all reasonable and necessary steps to protect its material Intellectual Property and rights thereunder, and, to the knowledge of Ameritrade and Datek, no such rights to material Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by Ameritrade Canada.

      (e) To the knowledge of Ameritrade and Datek, no material software used in the business of Ameritrade Canada as currently conducted is, includes or is otherwise derivative of any software (i) for which the source code is in the public domain, or (ii) that includes “open source” code or is licensed pursuant to an “open source” licence or under a similar licensing or distribution model.

      SECTION 3.11.     Compliance with Laws and Other Instruments; Consents and Approvals. (a) Ameritrade Canada holds all permits, licences, variances, exemptions, authorizations, registrations, consents, certificates, orders and approvals of all Governmental Authorities which are material to the operation of the business of Ameritrade Canada (the “Ameritrade Canada Permits”). Ameritrade Canada is in compliance in all material respects with the terms of the Ameritrade Canada Permits. The business of Ameritrade Canada is not being conducted in violation of any law, ordinance or regulation of any Governmental Authority, except for possible violations which do not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. Except as set forth in Section 3.11(a) of the Ameritrade Disclosure Schedule and except for routine examinations by federal, provincial or territorial Governmental Authorities charged with the supervision or regulation of investment dealers or securities brokers, to the knowledge of Ameritrade and Datek, (i) no investigation by any Governmental Authority with respect to Ameritrade Canada is pending or threatened, other than, in each case, those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada, and (ii) no proceedings by any such Governmental Authority are pending or threatened which seek to revoke or materially limit any of the Ameritrade Canada Permits. Except as set forth in Section 3.11(a) of the Ameritrade

Disclosure Schedule, there is no material unresolved criticism, violation or exception by any Governmental Authority with respect to any report, registration or other statement filed by, or relating to any examinations by any such Governmental Authority of, Ameritrade Canada.

      (b) Ameritrade Canada has timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed with any clearing agency, the Canadian securities regulatory authorities, the IDA or any other Governmental Authority, and all amendments or supplements to any of the foregoing (the “Ameritrade Canada Filings”), except where any failure to file would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. The Ameritrade Canada Filings are in full force and effect and were prepared in all material respects in accordance with applicable law, and all material fees and assessments due and payable in connection therewith have been paid.

      (c) Ameritrade Canada and each of its directors, officers and employees who are required to be registered, licensed, qualified or approved with the Canadian securities regulatory authorities and the IDA in each jurisdiction where the conduct of the business of Ameritrade Canada requires such registration, licensing, qualification or approval, are duly registered, licensed, qualified or approved and such registrations are in full force and effect, or are in the process of being registered within the time periods required by applicable law, except in the case of required registrations of its directors, officers and employees for such failures to be so registered as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. Ameritrade Canada and its directors, officers and employees are in compliance with all applicable laws requiring any such registration, licensing, qualification or approval, have filed all periodic reports required to be filed with respect thereto (and all such reports are accurate and complete in all material respects), and are not subject to any material liability or disability by reason of the failure to be so registered, licensed, qualified or approved except in the case of required registrations of its directors, officers and employees for such failures to be so registered, licensed, qualified or approved, failures with respect to such reports and such liabilities or disabilities as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada.

      (d) Ameritrade and Datek have delivered or made available to Purchaser a true and complete copy of all registration forms, reports and material correspondence filed by Ameritrade Canada with any Governmental Authority under applicable provincial and territorial securities laws and the rules and regulations of industry self-regulatory agencies, including the IDA, within the last three years. Ameritrade and Datek shall deliver to Purchaser true and complete copies of any such forms and reports as are filed by Ameritrade Canada from and after the date hereof until the Closing. The information contained in such forms and reports was (or will be, in the case of any forms and reports filed after the date hereof) complete and accurate in all material respects as of the time of filing thereof.

      (e) Except as set forth in Section 3.11(e) of the Ameritrade Disclosure Schedule, none of Ameritrade Canada or any of its directors, officers or employees has been the subject of any disciplinary proceedings or orders of any Governmental Authority arising under applicable laws. No such disciplinary proceeding or order is pending or, to the knowledge of Ameritrade or Datek, threatened. Except as set forth in Section 3.11(e) of the Ameritrade Disclosure Schedule, none of Ameritrade Canada or any of its directors, officers or employees has been permanently enjoined by the order of any Governmental Authority from engaging or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. Except as set forth in Section 3.11(e) of the Ameritrade Disclosure Schedule, none of Ameritrade Canada or any of its directors, officers or employees is or has been ineligible to serve in such capacity under applicable provincial and territorial securities laws and the rules and regulations of industry self-regulatory agencies, including the IDA.

      (f) Section 3.11(f) of the Ameritrade Disclosure Schedule sets forth a complete list of all securities exchanges, commodities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which Ameritrade Canada holds membership or has been granted trading privileges.

      (g) Section 3.11(g) of the Ameritrade Disclosure Schedule sets forth with respect to Ameritrade Canada a complete list of all broker-dealer licences or registrations under applicable provincial and territorial securities laws.

      SECTION 3.12.     Litigation. Except as set forth in Section 3.12 of the Ameritrade Disclosure Schedule, there is no action, suit, complaint, proceeding, or investigation in any court or before any Governmental Authority (“Litigation”) pending, or to Ameritrade’s or Datek’s knowledge, currently threatened against Ameritrade Canada which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. Ameritrade Canada is not subject to any injunction, decree, settlement or other similar equitable relief or judicial judgment or decision which materially affects the conduct of its business or operations or that of any of its Affiliates (including any Person who becomes an Affiliate as a result of the transactions contemplated by this Agreement).

      SECTION 3.13.     Tax Matters. (a) Except as set forth in Section 3.13(a) of the Ameritrade Disclosure Schedule, (i) all material Tax returns, estimates, statements, reports and forms (collectively, the “Returns”) that are required to be filed with any Taxing Authority on or before the Closing Date with respect to any Pre-Closing Tax Period by, or with respect to, Ameritrade Canada have been or will be, timely filed on or before the Closing Date; (ii) the Returns that have been or will be filed are true, correct and complete in all material respects; (iii) Ameritrade Canada has timely paid or will timely pay all Taxes shown as due and payable on such Returns; (iv) the changes, accruals or reserves reflected on the audited statement of assets and liabilities and shareholder/partner capital of Ameritrade Canada and the statements of net allowable assets and risk adjusted capital as of September 30, 2004 included in the Ameritrade Canada Financial Statements are adequate to cover all unpaid material Tax liabilities of Ameritrade Canada accruing through September 30, 2004 and Ameritrade Canada has not incurred any material Tax since September 30, 2004 except in the ordinary course of business; (v) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to Ameritrade Canada in respect of any material Tax; (vi) Ameritrade Canada (A) is not and has never been a member of an affiliated group of corporations filing a consolidated federal income Tax return (other than the group to which it is currently a member and the common parent of which is Ameritrade), or (B) has any liability for the Taxes or any Person (other than Ameritrade Canada) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law) as a transferee or successor, by contract or otherwise; and (vii) Ameritrade Canada is not a party to, or bound by, or has any obligation under, any tax allocation or sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses or any other Person.

      (b) All material Taxes which Ameritrade Canada is (or was) required by law to withhold or collect in connection with (i) amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party or (ii) any dividends paid in accordance with Section 5.1(a) have been duly withheld or collected, and any such Taxes have been timely paid to the appropriate Taxing Authority to the extent due and payable.

      (c) Ameritrade Canada has not entered into an agreement or executed any waiver or been requested to enter into an agreement or execute any waiver extending the time within which: (i) to file any Return covering any Taxes for which Ameritrade Canada is or may be liable; (ii) to file any elections, designations or similar filings relating to Taxes for which Ameritrade Canada is or may be liable; (iii) Ameritrade Canada is required to pay or remit any Taxes or amounts on account of Taxes; or (iv) any Taxing Authority may assess or collect Taxes for which Ameritrade Canada is or may be liable.

      (d) Ameritrade Canada (i) is not contesting any material Tax liability before a court, tribunal or agency, and (ii) is not a party to any Tax sharing, allocation, indemnification or similar agreement and does not owe any amount under any such agreement.

      SECTION 3.14.     Benefit Plans. (a) Section 3.14(a) of the Ameritrade Disclosure Schedule contains a true and complete list of each material stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation, pension, retirement savings, health, medical, dental, disability, life insurance and all other employee benefit plans, agreements, programs, policies or other arrangements, whether formal or informal, oral or written (all the foregoing being herein called “Benefit Plans”), that is sponsored or is being maintained or contributed to, or required to be contributed to, by Ameritrade Canada or under which Ameritrade Canada has any present or future liability (the “Ameritrade Canada Benefit Plans”). No Ameritrade Canada Benefit Plan is a multiemployer plan or is maintained pursuant to a collective bargaining agreement, and Ameritrade Canada has no liability under any multiemployer plan that remains unsatisfied.

      (b) With respect to each material Ameritrade Canada Benefit Plan, Ameritrade and Datek have delivered or made available to Purchaser a current, accurate and complete copy of each material document embodying such Ameritrade Canada Benefit Plan (or, to the extent no written document exists, an accurate description) thereof and, to the extent applicable, (i) any related trust agreement or other funding instrument; (ii) any summary plan description and other written communications from Ameritrade Canada to any of its employees concerning the extent of the benefits provided under any Ameritrade Canada Benefit Plan; (iii) the two most recent (A) annual information returns or other equivalent filings made with the applicable Governmental Authorities; (B) financial statements; and (C) actuarial valuation reports; and (iv) all material correspondence to or from any Governmental Authority within the last two years relating to any Ameritrade Canada Benefit Plan and with respect to which Ameritrade Canada has or may have any material liability.

      (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada, (i) each Ameritrade Canada Benefit Plan has been established and administered in accordance with its terms, and in compliance with applicable laws, rules and regulations; (ii) with respect to any Ameritrade Canada Benefit Plan, no audits, actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and no facts or circumstances exist which could give rise to any such audits, actions, suits or claims; (iii) there are no Taxes owing or exigible in respect of any Ameritrade Canada Benefit Plan; (iv) all contributions and other payments required by and due under the terms of each Ameritrade Canada Benefit Plan have been made; (v) no audits, proceedings or administrative actions have been taken by a Governmental Authority within the past two years with respect to any Ameritrade Canada Benefit Plan; and (vi) Ameritrade Canada is not subject to any material penalty, tax, excise tax, fine or sanction with respect to any Ameritrade Canada Benefit Plan.

      (d) Except as set forth on Section 3.14(d) of the Ameritrade Disclosure Schedule, as of the date hereof, Ameritrade Canada does not have any plan or commitment to establish any new material Ameritrade Canada Benefit Plan, to modify any material Ameritrade Canada Benefit Plan (except to the extent required by applicable law or to conform any such Ameritrade Canada Benefit Plan to the requirements of any applicable law), or to adopt or enter into any material Ameritrade Canada Benefit Plan. Except as set forth on Section 3.14(d) of the Ameritrade Disclosure Schedule, no Ameritrade Canada Benefit Plan provides health benefits that are not fully insured through an insurance contract.

      (e) Except as set forth on Section 3.14(e) of the Ameritrade Disclosure Schedule, no Ameritrade Canada Benefit Plan provides, or reflects or represents any liability to provide, retiree benefit coverage to any Ameritrade Canada employee, contractor or director for any reason, except as may be required by applicable law.

      (f) Ameritrade and Datek have made available to Purchaser a true, correct and complete list, as of the date hereof, of the position, salary and date of hire (without name) of each employee, consultant and director of Ameritrade Canada, as well as the aggregate bonus goals by employee grouping for the current fiscal year.

      (g) Section 3.14(g) of the Ameritrade Disclosure Schedule sets forth a true, correct and complete list of all severance plans, agreements and arrangements to which Ameritrade Canada is a party or by which any of its assets or properties are bound.

      (h) Except as set forth in Section 3.14(h) of the Ameritrade Disclosure Schedule, no Ameritrade Canada Benefit Plan exists which provides for an increase in benefits on or after the Closing Date or could result in the payment to any current or former employee, consultant or director of Ameritrade Canada of any money or other property or rights or accelerate or provide any other rights or benefits (including forgiveness of indebtedness) to any such current or former employee, consultant or director as a result of the transactions contemplated by this Agreement.

      SECTION 3.15.     Agreements with Regulators. Except as set forth in Section 3.15 of the Ameritrade Disclosure Schedule, Ameritrade Canada is not a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Authority which restricts materially the conduct by Ameritrade Canada of its business, or in any manner relates to its capital adequacy, credit policies or management, nor has Ameritrade Canada been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, or any such board resolutions.

      SECTION 3.16.     Undisclosed Liabilities. Except (i) as set forth in Section 3.16 of the Ameritrade Disclosure Schedule, (ii) for those liabilities or obligations that are fully reflected, accrued or reserved against on the audited statement of assets and liabilities and shareholder/partner capital of Ameritrade Canada and the statements of net allowable assets and risk adjusted capital as of September 30, 2004 included in the Ameritrade Canada Financial Statements, (iii) for liabilities arising out of or in connection with this Agreement, the Transaction Agreements or any of the transactions contemplated hereby or thereby, or (iv) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2004, Ameritrade Canada has not incurred any liability or obligation of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities or obligations, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada.

      SECTION 3.17.     Environmental Liability. Except as set forth in Section 3.17 of the Ameritrade Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Ameritrade Canada of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, provincial, territorial or federal environmental statute, regulation, code, treaty, ordinance or by-law relating to environmental protection, pollution or exposure of any individual to Hazardous Materials (as defined below) (collectively, the “Environmental Laws”), pending or, to the knowledge of Ameritrade and Datek, threatened, against Ameritrade Canada, which liability or obligation would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. To the knowledge of Ameritrade and Datek, there is no reasonable basis for any such proceeding, claim, action or investigation that would impose any liability or obligation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. Except as set forth in Section 3.17 of the Ameritrade Disclosure Schedule, to the knowledge of Ameritrade and Datek, during or prior to the period of (i) the ownership by Ameritrade Canada of any of its current properties, (ii) the participation by Ameritrade Canada in the management of any property, or (iii) the holding by Ameritrade Canada of a security interest or other interest in any property, there were no releases or threatened release of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws (collectively “Hazardous Materials”) in, on, under or affecting any such property which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. Ameritrade Canada is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Authority or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 3.17 shall be deemed the only representations and warranties of Ameritrade and Datek in this Agreement with respect to matters relating to Environmental Laws or to Hazardous Materials.

      SECTION 3.18.     Transactions with Affiliates. Immediately following the Closing, neither Ameritrade nor any of its Subsidiaries nor, to the knowledge of Ameritrade and Datek, any officer or director of Ameritrade or any of its Subsidiaries, will have any direct or indirect interest in any assets (whether tangible or intangible, including real property and Intellectual Property) used in or necessary for the conduct of the business of Ameritrade Canada as conducted by Ameritrade Canada immediately prior to the date hereof and immediately prior to the Closing, as reflected in the Ameritrade Canada Financial Statements, except as set forth in Section 3.18 of the Ameritrade Disclosure Schedule or as provided in this Agreement and the Transaction Agreements. Except: (i) as set forth in Section 3.18 of the Ameritrade Disclosure Schedule; (ii) for this Agreement and the Transaction Agreements; and (iii) for brokerage accounts and margin loans extended in the ordinary course of business consistent with past practice, there are no contracts or other agreements or arrangements (including with respect to the provision of services or facilities), whether or not in writing (including any licence, implied licence or right to use, easement or like permission with respect to any assets (whether tangible or intangible, including real property and Intellectual Property)) between Ameritrade Canada, on the one hand, and Ameritrade or any of its Subsidiaries (other than Ameritrade Canada) or, to the knowledge of Ameritrade and Datek, any officer or director of Ameritrade or any such Subsidiary, on the other hand.

      SECTION 3.19.     No Broker or Finders. Except for those Persons identified in Section 3.19 of the Ameritrade Disclosure Schedule, whose fees and expenses will be paid by Ameritrade, neither Ameritrade nor any of its Subsidiaries, including Datek, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

      SECTION 3.20.     Insurance. (a) Ameritrade Canada maintains insurance policies that are customary in scope and amount of coverage. All of such insurance policies or self-insurance programs are in full force and effect, and Ameritrade Canada is not in default in any material respect with respect to its obligations under any of such insurance policies or self-insurance programs. All premiums or payments payable under all such insurance policies for periods prior to and ending on the date hereof have been duly paid or accrued on the Ameritrade Canada Financial Statements.

      (b) Section 3.20(b) of the Ameritrade Disclosure Schedule contains a true and correct list of all insurance policies for Ameritrade Canada currently in force and sets forth with respect to each such policy: (i) lines of coverage, (ii) broker/agent and insurer, (iii) policy number, (iv) policy period, (v) limits, (vi) SIR/deductible, (vii) premium (solely with respect to insurance policies not arranged by Ameritrade or Datek) and (viii) material claims reported thereunder.

      SECTION 3.21.     Accounting Controls. (a) Ameritrade Canada has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (i) all transactions, receipts and expenditures are executed only in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain proper accountability for items, (iii) access to its property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, except with respect to (i) through (iv) for such failures as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. Neither Ameritrade Canada nor, to the knowledge of Ameritrade or Datek, any director, officer, employee, auditor, accountant or representative of Ameritrade Canada have identified or been made aware of (x) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Ameritrade Canada’s ability to record, process, summarize and report financial information or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Ameritrade Canada’s internal controls over financial reporting. Ameritrade Canada has adopted record keeping systems that comply in all material respects with the requirements of applicable law and the rules of all self-regulatory organizations having jurisdiction over it, including the IDA, and maintains its records in substantial compliance therewith.

      (b) Except as set forth in Section 3.21(b) of the Ameritrade Disclosure Schedule, since September 30, 2002 (i) none of Ameritrade or any of its Subsidiaries nor, to the knowledge of Ameritrade, any director, officer, employee, auditor, accountant or representative of Ameritrade or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Ameritrade Canada which, if true, would have a material impact on the Ameritrade Canada Financial Statements, and (ii) no attorney representing Ameritrade Canada, whether or not employed by Ameritrade Canada, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Ameritrade Canada or any of its officers, directors, employees or agents to the Board of Directors of Ameritrade or any of its Subsidiaries or any committee thereof or to any director or officer of Ameritrade or any of its Subsidiaries.

      SECTION 3.22.     Interest Rate Risk Management Instruments. Immediately prior to the Closing, Ameritrade Canada will not be a party to any interest rate swaps, caps, floors or option agreements or other interest rate risk management arrangements, whether entered into for the account of Ameritrade Canada for the account of a customer of Ameritrade Canada.

      SECTION 3.23.     Labour and Employment Matters. There are no collective bargaining or other labour union agreements to which Ameritrade Canada is a party or by which it is bound. To the knowledge of Ameritrade, since June 1, 2002, Ameritrade Canada has not encountered any labour union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, other than any such events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada. Except with respect to instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ameritrade Canada, Ameritrade Canada (a) is, and since June 1, 2002, has been in, compliance with all applicable laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and (b) is not, and since June 1, 2002, has not, engaged in any unfair labour practice. During the two years preceding the date of this Agreement, Ameritrade Canada has not received written notice of any unfair labour practice charge against Ameritrade Canada which charge remains pending.

      SECTION 3.24.     Personal Information. Except as set forth in Section 3.24 of the Ameritrade Disclosure Schedule, (i) Ameritrade Canada, to the extent required by law, has a written privacy policy which governs its collection, use and disclosure of Personal Information and Ameritrade Canada is in compliance with its privacy policy, and (ii) all required consents to the collection, use or disclosure of Personal Information in connection with the conduct of the business of Ameritrade Canada (including disclosure to Affiliates of Ameritrade Canada) have been obtained.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND TD

      Purchaser and TD hereby represent and warrant to Datek as follows:

      SECTION 4.1.     Organization, Good Standing and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario.

      SECTION 4.2.     Authorization; Binding Obligations. (a) Each of TD and Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the Transaction Agreements to which it will be a party. The execution, delivery and performance by each of TD and Purchaser of this Agreement and each of the Transaction Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of TD and Purchaser and no other corporate actions by TD or Purchaser are necessary for the execution, delivery and performance by TD and Purchaser of this Agreement and each of the Transaction Agreements to which it will be a party and the consummation by TD and Purchaser of the transactions contemplated hereby and thereby.

      (b) The Board of Directors of TD, has, and prior to the Closing the Board of Directors of Purchaser will have, duly adopted resolutions approving this Agreement, each of the Transaction Agreements to which it will be a party, the Share Purchase, and the other transactions contemplated hereby and thereby.

      (c) This Agreement has been duly executed and delivered by TD and Purchaser and (assuming due authorization, execution and delivery by Ameritrade and Datek) constitutes a valid and binding obligation of each of TD and Purchaser enforceable against TD and Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equitable principles.

      (d) Each of the Transaction Agreements will, at the Closing, be duly executed and delivered by each of TD and Purchaser, as applicable, and (assuming due authorization, execution and delivery thereof by the other parties thereto) will constitute a valid and binding obligation of each of TD and Purchaser, as applicable, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors’ rights generally and by general equitable principles.

      SECTION 4.3.     No Conflict. (a) Except as set forth in Section 4.3(a) of the disclosure schedule delivered by Purchaser to Ameritrade concurrently with the execution and delivery of this Agreement (the “TD Disclosure Schedule”), the execution and delivery by TD and Purchaser of this Agreement and each of the Transaction Agreements do not, and the consummation by TD and Purchaser of the transactions contemplated hereby and thereby will not, result in any Violation pursuant to (i) any provision of the charter, articles of incorporation or by-laws or comparable organizational documents of TD or Purchaser, (ii) except as to which requisite waivers or consents have been obtained, and except for the consents and approvals required under the agreements and instruments listed in Section 4.3(a) of the TD Disclosure Schedule, any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation or instrument to which TD or Purchaser is a party or by which any of their respective properties or assets may be bound, or (iii) any law, permit, concession, franchise, licence, judgment, order, decree, statute, ordinance, rule or regulation applicable to TD or Purchaser or their respective properties or assets, assuming the consents, approvals, authorizations or permits and filings or notifications set forth in Section 4.3(a) of the TD Disclosure Schedule and Section 4.3(b) are duly and timely obtained or made; other than a Violation, in the case of clauses (ii) and (iii) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Purchaser.

      (b) Except as set forth in Section 4.3(b) of the TD Disclosure Schedule, no consent, approval, order or authorization of, notice to, or registration, declaration or filing with any Governmental Authority or any Third Party Approval is required by or with respect to TD or Purchaser in connection with the execution and delivery by TD and Purchaser of this Agreement or any of the Transaction Agreements, or the consummation by TD and Purchaser of the transactions contemplated hereby and thereby, except for (i) a pre-merger notification pursuant to the Competition Act (Canada) and expiration of the applicable waiting periods thereunder and a request for an ARC or for a No Action Letter, (ii) notices with and approvals from the Canadian securities regulatory authorities and the IDA and the other industry self-regulatory agencies listed in Section 4.3(b) of the TD Disclosure Schedule, and (iii) such other approvals, consents and orders of, and filings, notices and registrations with, Governmental Authorities and Third Party Approvals the failure of which to be made or obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on TD.

      SECTION 4.4.     No Broker or Finders. Except for Goldman, Sachs & Co., whose fees and expenses will be paid by TD, neither TD nor any of its Subsidiaries, including Purchaser, nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

      SECTION 4.5.     Vote Required. No vote or approval of the holders of any securities of TD or Purchaser is required with respect to the approval of this Agreement, the Transaction Agreements and the transactions contemplated hereby and thereby.

ARTICLE V

COVENANTS

      SECTION 5.1.     Conduct of Business of Ameritrade Canada Prior to the Closing. During the period from the date of this Agreement and continuing until the Closing (except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.1 of the Ameritrade Disclosure Schedule or to the extent that Purchaser shall otherwise consent in writing, such consent not to be unreasonably withheld, conditioned or delayed), Ameritrade agrees that it will cause Ameritrade Canada to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay its debts and Taxes when due and pay or perform other material obligations when due, and (iii) use all reasonable efforts to preserve intact the present business organizations of Ameritrade Canada, maintain the rights and franchises of, and preserve the relationships with its employees, customers, suppliers and others having business dealings with, Ameritrade Canada to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Closing. In addition, Ameritrade and Datek shall promptly notify Purchaser in writing of any material event involving the businesses or operations of Ameritrade Canada that arises during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except as expressly contemplated or permitted by this Agreement or as set forth in Section 5.1 of the Ameritrade Disclosure Schedule, Ameritrade shall not permit Ameritrade Canada to, without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed:

(a) (i) set any record or payment dates for the payment of any dividends or distributions on its capital stock, or declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends paid to Datek by Ameritrade Canada to the extent it reasonably calculates that the Closing Date Net Tangible Book Value will exceed the Targeted Closing Date Net Tangible Book Value (provided that no such dividend shall affect Ameritrade’s obligations under Section 1.3), (ii) adjust, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of such capital stock;

(b) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock, Voting Debt or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing (including any shareholders’ rights agreement or similar plan);

(c) amend or propose to amend its articles of incorporation or its by-laws or other organizational documents, amalgamate with any other body corporate, or enter into an amalgamation agreement or a plan of consolidation, merger, share exchange or reorganization with any Person, or a letter of intent or agreement in principle with respect thereto, or adopt a plan of complete or partial liquidation;

(d) (i) enter into any new line of business, (ii) change any of its brokerage policies or practices in any respect which is material to Ameritrade Canada, except as required by law or by policies imposed by a Governmental Authority, or (iii) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and related obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

(e) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests, by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets (including any investments or commitments to invest in real estate or any real estate development project) in or from any other individual, corporation, joint venture or other entity, except for (i) acquisitions of securities for the account of or for sale to customers in the ordinary course of business or (ii) foreclosures of securities pledged by customers in the ordinary course of business and other similar acquisitions in connection with securing or collecting debts previously contracted in the ordinary course of business;

(f) sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets which are material, individually or in the aggregate, to Ameritrade Canada, other than (i) activities in the ordinary course of business consistent with past practice or (ii) in connection with indebtedness permitted under Section 5.1(g);

(g) incur any long-term indebtedness for borrowed money or guarantee any such long-term indebtedness or issue or sell any long-term debt securities or warrants or rights to acquire any long-term debt securities of Ameritrade Canada or guarantee any long-term debt securities of others other than (i) indebtedness in the ordinary course of business consistent with past practice, or (ii) renewals, replacements or extensions of existing indebtedness;

(h) intentionally take any action that would, or would reasonably be expected to, result in any of the conditions to the Closing set forth in Article VI not being satisfied;

(i) make any changes in its accounting methods, practices or policies, except as required under law, rule, regulation or GAAP, in each case as concurred in by Ameritrade’s independent auditors;

(j) except as set forth in Section 5.1(j) of the Ameritrade Disclosure Schedule, (i) enter into, adopt, amend (except for technical amendments and such amendments as may be required by law) or terminate any Ameritrade Canada Benefit Plan or any other Benefit Plan or any agreement, arrangement, plan or policy between Ameritrade Canada and one or more of its current or former directors or officers or any of their respective immediate family members, affiliates or associates, except for the termination of an officer’s employment for cause, (ii) except for normal increases in the ordinary course of business consistent with past practice, increase in any material manner the compensation or fringe benefits of any director, officer or employee of Ameritrade Canada or pay or grant any benefit not required by any plan and arrangement as in effect as of the date hereof (including severance or termination pay), (iii) enter into or renew any contract, agreement, commitment or arrangement providing for the payment to any director or officer of Ameritrade Canada of compensation or benefits contingent upon the occurrence of any of the transactions contemplated by this Agreement, (iv) loan or advance any money or other property to any present or former director or officer of Ameritrade Canada other than pursuant to any plan or arrangement as in effect as of the date hereof, or (v) grant any equity-based compensation;

(k) enter into any contract that would be required to be disclosed in Section 3.7(a) of the Ameritrade Disclosure Schedule if it were in effect on the date hereof, or renew or terminate any contract listed in Section 3.7(a) of the Ameritrade Disclosure Schedule, other than renewals of contracts or leases for a term of one year or less without material changes to the terms thereof and contracts entered into or amended in connection with indebtedness permitted under Section 5.1(g), provided that Ameritrade and Datek shall consult with Purchaser prior to any such renewal of the contracts set forth in Section 5.1(k) of the Ameritrade Disclosure Schedule;

(l) engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business consistent with past practice;

(m) pay, discharge, settle, compromise or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), including taking any action to settle or compromise any litigation, in each case, (i) relating to this Agreement or the transactions contemplated hereby or (ii) that is otherwise material to Ameritrade Canada other than, in the case of matters covered by clause (ii), the payment, discharge, settlement, compromise or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Ameritrade Canada Financial Statements (or the notes thereto, where applicable), or incurred since September 30, 2004 in the ordinary course of business consistent with past practice;

(n) make any material changes to its method of Tax accounting (unless required by applicable law), file any material amended Return (other than amended Returns that are to be filed in order to claim deductions for research and development costs for prior years) or settle or compromise any material Tax liability;

(o) open any new branches, offices or facilities or relocate or close any existing offices or facilities, or file any application with any Governmental Authority to do any of the foregoing, except for openings, closings and relocations in progress on the date of this Agreement or planned on the date hereof and disclosed in Section 5.1(o) of the Ameritrade Disclosure Schedule; or change in any material respect the pricing or terms of its customer services (except in response to changes in competitive conditions or prevailing market practices);

(p) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, licence or other occupancy agreement with respect to any real property, other than in the ordinary course of business consistent with past practice and other than in connection with any branch, office or facility opening listed in Section 5.1(p) of the Ameritrade Disclosure Schedule or materially alter, amend, modify, violate or terminate any of the terms of any of the Ameritrade Canada Leases; or

(q) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.1.

      None of the foregoing provisions of this Section 5.1 shall prohibit any action by Ameritrade Canada if and to the extent that such action will not result in any liability or obligation on the part of Ameritrade Canada following the Closing, other than any such liability or obligation that is reflected, accrued or reserved for on the Final Statement.

      SECTION 5.2.     Legal Conditions. (a) Subject to the terms and conditions of this Agreement, each of Ameritrade, Datek, TD and Purchaser shall, and shall cause their respective Subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the transactions contemplated by this Agreement or the Waterhouse Purchase Agreement and to consummate the transactions contemplated by this Agreement immediately prior to the completion of the sale and purchase of Waterhouse pursuant to the Waterhouse Purchase Agreement and (ii) to obtain (and to cooperate with the other parties to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party which is required to be obtained or made by Ameritrade, Datek, TD or Purchaser or any of their respective Subsidiaries in connection with the Share Purchase and the other transactions contemplated by this Agreement. Without limiting the generality or effect of the foregoing, TD and/or Purchaser, as applicable, shall, as soon as practicable, make any initial filings required under the Competition Act (Canada) (the “Competition Filings”). The parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Competition Filings; provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each party need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information.

      (b) Each party will notify the others promptly upon the receipt of: (i) any comments from any officials of any Governmental Authority in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Authority for amendments or supplements to, or additional information regarding, any such filings. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.2, each party will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement. In addition, the parties shall, to the extent permitted by law and the applicable Governmental Authority and except as otherwise provided in the last sentence of Section 5.2(a), permit the other parties to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, a Governmental Authority or any other Person in connection with any proceeding by a private party, and to the extent permitted by such Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences.

      (c) Each party shall use all reasonable efforts to resolve such objections, if any, as may be asserted by the Commissioner of Competition (Canada) with respect to the transactions contemplated by this Agreement under the Competition Act (Canada). Each party shall use all reasonable efforts to take such action as may be required to expedite the completion of the Commissioner of Competition (Canada)’s review of the transactions contemplated by this Agreement under the Competition Act (Canada) as promptly as practicable after the execution of this Agreement. Each party shall use all reasonable efforts to take any and all of the following actions to the extent necessary to obtain the approval of the Commissioner of Competition (Canada) regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) complying with any requests for information and/or orders under Section 11 of the Competition Act (Canada).

      (d) Not withstanding anything to the contrary, neither TD nor Purchaser shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture. “Divestiture” shall mean (i) the sale, licence or other disposition or holding separate (through the establishment of a trust or otherwise) of any material assets or categories of assets of TD or any of its Affiliates, (ii) the imposition of any material limitation or restriction on the ability of TD or any of its Affiliates to freely conduct their business or own such assets, or (iii) the holding separate of the Ameritrade Canada Shares or any limitation or regulation on the ability of Purchaser or any of its Affiliates to exercise full rights of ownership of the Ameritrade Canada Shares.

      (e) Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 5.2 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has until such date complied with its obligations under this Section 5.2.

      (f) Notwithstanding anything to the contrary contained in this Section 5.2, Ameritrade and Datek shall be under no obligation pursuant to this Section 5.2 to provide TD or Purchaser with any nonpublic information regarding Ameritrade or Datek or their Affiliates, other than Ameritrade Canada.

      (g) Subject to the terms and conditions of this Agreement, each of Ameritrade, Datek, TD and Purchaser agree to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate, as soon as practicable after the date of this Agreement (but not before the Closing Date as defined in the Waterhouse Purchase Agreement), the transactions contemplated hereby, including using all reasonable efforts to (i) modify or amend any contracts, plans or arrangements to which Ameritrade Canada, Datek, Ameritrade, TD or Purchaser or any of their respective Subsidiaries is a party (to the extent permitted by the terms hereof) if necessary in order to satisfy the conditions to closing set forth in Article VI hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iii) defend any Litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages in connection therewith (in which Litigation Purchaser shall provide Ameritrade the reasonable opportunity to participate).

      SECTION 5.3.     Employee Benefit Plans.

      (a) Purchaser and Datek agree to cooperate reasonably during the period prior to the Closing Date to ensure the continuity of the workforce of Ameritrade Canada and to preserve the human resources thereof. Between the date of this Agreement and the Closing Date, Datek shall cause Ameritrade Canada not to terminate any employee of Ameritrade Canada for any reason other than unsatisfactory job performance, misconduct or any other reason which constitutes cause for termination of such employee’s employment. For a transition period beginning on the Closing Date and ending on the later of (i) the first anniversary of the Closing Date and (ii) 30 days following the clearing conversion of all Ameritrade Canada client accounts following the Closing Date, as certified to Datek by an executive officer of Purchaser (such period, the “Transition Period”), Purchaser shall, or shall cause its Subsidiaries to, provide each employee of Ameritrade Canada, including any such employee who, on the Closing Date, is absent from work by reason of vacation, injury, sick leave, short-term disability, long-term disability, or due to authorized leave of absence or military service (collectively, the “Affected Employees”), with (x) base salary and/or wage and commission levels and bonus compensation at least equal to that provided to such Affected Employee immediately prior to the Closing Date, and (y) other employee benefits, including defined contribution pension benefits and equity based compensation, that are no less favourable in the aggregate than such employee benefits provided by Ameritrade Canada immediately prior to the Closing Date. Nothing in this Section 5.3(a) shall obligate Purchaser or any of its Subsidiaries to continue the employment of any Affected Employee for any period following the Closing Date.

      (b) During the Transition Period, Purchaser shall, or shall cause its Subsidiaries to, maintain a severance pay practice, program or arrangement for the benefit of each Affected Employee, including levels of severance and/or termination pay and terms of severance and/or termination, that is the greater of: (i) Purchaser’s termination and/or severance practice, program or arrangement in affect as of the Closing Date; and (ii) the termination and/or severance practice, program or arrangement of Ameritrade Canada in effect immediately prior to the Closing Date with respect to such Affected Employee; provided, however, that the terminated Affected Employee shall receive a minimum termination and/or severance pay of the greater of two months of full compensation and three weeks of full compensation per complete or partial year of service with Ameritrade Canada and Purchaser. For the avoidance of doubt, in the event that during the Transition Period:

(i) Purchaser determines that it will terminate any Affected Employee to whom Ameritrade or Datek has a written or legal obligation of repatriation to the United States, Purchaser agrees to negotiate in good faith with Ameritrade or Datek regarding the impact of any such termination, provided, however, that (A)(1) Purchaser shall not be obligated to pay any severance to such Affected Employee who accepts employment in the United States with Ameritrade or Datek and (2) Purchaser shall pay one-half of the reasonable costs associated with such repatriation (intended to primarily represent relocation expenses) and (B)(1) Purchaser shall be obligated to pay any severance to such Affected Employee who will not be employed in the United States with Ameritrade or Datek and (2) Purchaser shall pay all of the reasonable costs associated with such repatriation (intended to primarily represent relocation expenses); and

(ii) Purchaser terminates any Affected Employee during a quarterly or annual bonus period, Purchaser agrees that, subject to Section 5.3(f), such Affected Employee shall be entitled to a pro rata bonus calculated by multiplying (A) the average of his or her bonus for the prior two quarterly or annual bonus periods (as applicable) by (B) a fraction, the numerator of which is the amount of days within the quarterly or annual bonus period, as applicable, that have elapsed prior to such

Affected Employee’s date of termination, and the denominator of which is the total number of days in such bonus period.

      (c) Notwithstanding Section 5.3(b), in the event Purchaser or any of its Subsidiaries terminates, without cause, the employment of John Purther, John Culbert and/or Jeremy Livingston (collectively, the “Senior Employees” and individually, a “Senior Employee”) within two years of the Closing Date, Purchaser or the Subsidiary terminating the employment shall provide to each Senior Employee so terminated a termination package consisting of at least 12 months full compensation. For the avoidance of doubt, during the applicable severance period, the terminated Senior Employee shall be entitled to continue to participate in all Benefit Plans in which he was participating prior to the termination of his employment, including any health, welfare, disability, life insurance, dental and any other similar plan, any pension or retirement plan and any equity based plan, to the extent permitted under the terms of each applicable Benefit Plan. If the terms of an applicable Benefit Plan do not permit the continuation of such benefit following the termination of the Senior Employee’s employment, the Purchaser or the Subsidiary terminating the Senior Employee’s employment will provide to the Senior Employee a substantially similar benefit. Also, the terminated Senior Employee shall be paid, by lump sum within seven days of the date of his termination (i) his base salary for the length of the severance period, (ii) his pro-rata quarterly bonus for the period worked by the Senior Employee in the quarter in which his employment is terminated, calculated pursuant to clause (ii) of Section 5.3(b), and (iii) a bonus for the severance period equal to the product of (A) the average of his bonus for the prior two quarterly periods divided by three, times (B) the number of months in the severance period of the terminated Senior Employee.

      (d) Purchaser shall, or shall cause its Subsidiaries to, give Affected Employees full credit for purposes of eligibility and vesting and benefit entitlement and accrual (except for benefit accruals under any defined benefit pension plan) under such employee benefit plans or arrangements maintained by Purchaser or its Subsidiaries in which such Affected Employees participate for such Affected Employees’ service with Ameritrade Canada (or its predecessors) to the same extent recognized by Ameritrade Canada immediately prior to the Closing Date. None of the provisions contained in this Section 5.3(d) shall operate to duplicate any benefit provided to any Affected Employee.

      (e) Purchaser shall, or shall cause its Subsidiaries to, (i) waive all limitations with respect to the Affected Employees as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any welfare benefit plan (including disability and life insurance benefit plans) maintained by Purchaser after the Closing Date, to the extent such Affected Employees were not subject to such pre-existing condition, exclusion and waiting period under the comparable Ameritrade Canada Benefit Plan as of the time immediately preceding the Closing, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.

      (f) Purchaser shall, or shall cause its Subsidiaries to, expressly assume and shall indemnify and hold harmless Ameritrade from, all liabilities and obligations under or relating to the termination or severance agreements or any other employment agreement containing a termination of employment provision set forth in Section 5.3(f) of the Ameritrade Disclosure Schedule and Purchaser agrees to honour such termination or severance agreements or provisions in accordance with their terms.

      (g) In respect of the quarterly and annual bonuses payable to Affected Employees for service rendered in Ameritrade’s fiscal years 2005 and 2006 (the “Ameritrade Canada 2005 and 2006 Bonus Program”), Purchaser shall, or shall cause its Subsidiaries to, consistent with this Section 5.3(g), continue to honour the terms and conditions of all obligations existing as of the Closing Date. Notwithstanding the foregoing, Purchaser or its Subsidiaries shall only be responsible to pay its proportional share of any quarterly and annual bonuses under the Ameritrade Canada 2005 and 2006 Bonus Program determined following the Closing Date, based on the ratio of the number of days elapsed in the quarterly or annual bonus period, as applicable, prior to and including the Closing Date to the total number of days in such quarterly or annual bonus period, as applicable. Ameritrade shall be responsible for paying its proportional share of all such quarterly and annual bonuses under the Ameritrade Canada 2005 and 2006 Bonus Program, based on the ratio of the number of days elapsed in the quarterly or annual bonus period, as applicable, prior to and including the Closing Date to the total number of days in such quarterly or annual bonus period, as applicable. Purchaser and Ameritrade shall each pay their respective proportional share of any such bonuses according to Ameritrade Canada’s methodology and timing, upon termination of the Affected Employee’s employment or on the regularly scheduled bonus payment date(s), as applicable. In accordance with the terms of the Ameritrade Canada 2005 and 2006 Bonus Program, any Affected Employee who is terminated for unsatisfactory job performance, misconduct or any other reason which constitutes cause for termination of such employee’s employment, or who voluntarily resigns from employment, whether prior to, upon or following the Closing Date but prior to the last day of the calendar quarter, shall not be eligible to receive payment of his or her quarterly and/or annual bonus, as applicable.

      (h) With respect to Affected Employees and former Ameritrade Canada employees, Ameritrade will assume or retain all outstanding costs relating to equity under any Benefit Plan of Ameritrade or Ameritrade Canada Benefit Plan, except for the unvested portion of restricted share unit awards as provided for in this Section 5.3(h). With respect to stock options, Ameritrade will retain and continue to expense the vested and currently unvested Ameritrade stock options and continue to administer such stock option plans at its expense. With respect to restricted share units (including performance restricted share units), Ameritrade will transfer the vested liability and offsetting hedge with respect to all such awards held by Affected Employees to Purchaser at the Closing, so that Purchaser shall be responsible for the liability pertaining to the unvested portion of the outstanding awards to the extent provided in Section 5.3(h) of the Ameritrade Disclosure Schedule. Ameritrade will continue to administer the restricted share unit awards (including performance restricted share units) over the life of such awards at its expense. With respect to Ameritrade Canada phantom stock options, (i) Ameritrade will assume the liability for payout in accordance with the terms of the relevant Ameritrade Canada Benefit Plan, and (ii) Ameritrade will continue to administer all such awards over the life of the awards and pay all associated costs for such administration.

      (i) To the extent permissible under applicable law, TD shall take such actions as may be necessary to prevent the transactions contemplated under this Agreement from accelerating or increasing any amounts payable under, or otherwise providing any additional rights, any funding, or any additional benefits under, any Benefit Plans that are sponsored or are being maintained or contributed to, or required to be contributed to, by TD or any of its Subsidiaries or under which TD or any of its Subsidiaries has any present or future liability.

      (j) Prior to the Closing Date, Purchaser, in consultation with Ameritrade, may enter into new or amended employment agreements with the individuals listed in Section 5.3(j) of the Ameritrade Disclosure Schedule. The new or amended employment agreements shall contain such terms and conditions which are negotiated in good faith between the applicable individual and Purchaser (in consultation with Ameritrade) prior to the Closing Date; provided, however, that the terms and conditions of any new or amended employment agreements shall not be less favourable than the terms and conditions of employment applicable to those individuals listed in Section 5.3(j) of the Ameritrade Disclosure Schedule prior to entering into the new or amended employment agreement. Purchaser shall, or shall cause its Subsidiaries to, assume the long term disability policy in effect for Peter Williams and pay all costs associated with such policy.

      (k) Except as set forth in Section 5.3(k) of the Ameritrade Disclosure Schedule, Ameritrade shall indemnify and hold harmless Purchaser from all liabilities and obligations relating to or arising with respect to any Benefit Plan of Ameritrade other than an Ameritrade Canada Benefit Plan.

      (l) Ameritrade Canada shall terminate, immediately prior to the Closing, the Discretionary Severance Pay Plan of Ameritrade Canada and Certain Affiliated Companies. Prior to the Closing, Purchaser shall receive from Ameritrade Canada evidence that such plan has been terminated in accordance with its terms.

      (m) Purchaser shall pay Ameritrade the net present value up to the amount specified in Section 5.3(m) of the Ameritrade Disclosure Schedule with respect to the retiree welfare benefit coverage promised to those individuals listed in Section 5.3(m) of the Ameritrade Disclosure Schedule. Ameritrade shall indemnify and hold harmless Purchaser from all other obligations of any kind relating to or arising with respect to any Benefit Plan of Ameritrade or Ameritrade Canada Benefit Plan which provides, or reflects or represents any liability to provide, retiree welfare benefit coverage to any Affected Employee, independent contractor or director for any reason, other than with respect to welfare benefit coverage provided in conjunction with severance during any period that severance is being paid. Ameritrade shall continue to administer all retiree welfare Benefit Plans at its expense.

      (n) Prior to the Closing Date, TD shall take all such actions which are necessary to adopt amendments to the TD health care Benefit Plans and Ameritrade shall take all such actions which are necessary to adopt amendments to the Ameritrade Canada health care Benefit Plans to provide that the definition of employee eligible to receive benefits under such plans shall include any employee who has been terminated and is receiving payments under a severance arrangement sponsored either by TD or Ameritrade Canada, as applicable.

      (o) No provision of this Section 5.3 shall create any third party beneficiary rights in any Affected Employee or in any current or former Ameritrade Canada employee (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Section 5.3 shall create any rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

      SECTION 5.4.     Intercompany Matters. Ameritrade shall take such action as is necessary to ensure that except (i) as set forth in Section 5.4 of the Ameritrade Disclosure Schedule, (ii) as otherwise provided in this Agreement or as otherwise agreed by the parties hereto, and (iii) for the Transaction Agreements, any arrangements, contracts, agreements or transactions between Ameritrade or any of its Subsidiaries (other than Ameritrade Canada), on the one hand, and Ameritrade Canada, on the other hand, may be terminated by Purchaser upon the Closing on not more than 30 days’ notice and without the payment of any financial penalty or fee or obligation of further reimbursement.

      SECTION 5.5.     Fees and Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

      SECTION 5.6.     Notification of Certain Matters. (a) Ameritrade and Datek shall give prompt notice to Purchaser of any representation or warranty made by them contained in this Agreement becoming untrue or inaccurate, or any failure of Ameritrade or Datek to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, in each case, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied; provided, however, that any non-compliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

      (b) TD and Purchaser shall give prompt notice to Datek of any representation or warranty made by them contained in this Agreement becoming untrue or inaccurate, or any failure of TD or Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, in each case, such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied; provided, however, that any non-compliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right.

      SECTION 5.7.     Access to Information. Upon reasonable notice, Ameritrade and Datek shall (and shall cause each of their Subsidiaries to) afford to the officers, employees, agents and Representatives of

Purchaser and TD, reasonable access, during normal business hours during the period prior to the Closing Date, to all the properties, books, contracts, commitments and records of Ameritrade Canada as Purchaser and TD may reasonably request and, during such period, each of Ameritrade and Datek shall (and shall cause each of their Subsidiaries to) make available to Purchaser and TD (a) a copy of each report, schedule, statement and other document filed, provided or received by Ameritrade Canada during such period pursuant to the requirements of applicable provincial and territorial securities laws or the rules or regulations of any industry self-regulatory organization and (b) all other information concerning the business, properties and personnel of Ameritrade Canada as TD or Purchaser may reasonably request. As soon as reasonably practicable after they become available, Ameritrade shall furnish to TD and Purchaser (i) financial statements (including balance sheets, statements of operations and shareholders’ equity) of Ameritrade Canada as of and for such month then ended which shall be the fiscal period ending on the last Friday of each calendar month, except for December (which shall be December 31), (ii) internal management financial control reports showing actual financial performance against plan and previous period, (iii) any reports provided to the Board of Directors of Ameritrade or any of its Subsidiaries or any committee thereof relating to the financial performance and risk management of Ameritrade Canada and (iv) any other internal management reports relating to the matters described in clause (i) above. Notwithstanding the foregoing, none of Ameritrade, Ameritrade Canada, Datek or any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the solicitor-client privilege of the Person in possession or control of such information or contravene any law, rule or regulation applicable to the Person in possession or control of such information or any contract or agreement to which such Person is a party on the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated November 7, 2004 between TD and Ameritrade. No investigation by Purchaser or TD shall affect the representations and warranties of Ameritrade or Datek set forth in this Agreement or any of the Transaction Agreements.

      SECTION 5.8.     Section 116 Requirements.

      (a) On or before Closing, Datek shall take all reasonable steps to obtain and deliver to Purchaser a certificate issued by the Minister of National Revenue under subsection 116(2) of the Income Tax Act (Canada). If such a certificate is so delivered to Purchaser, Purchaser shall be entitled to withhold from the Purchase Price 25% of the amount, if any, by which the Purchase Price exceeds the certificate limit as defined in subsection 116(2) of the Income Tax Act (Canada) and fixed by the Minister of National Revenue in such certificate. If such a certificate is not so delivered, Purchaser shall be entitled to withhold from the Purchase Price an amount equal to 25% of the Purchase Price.

      (b) If Purchaser has withheld any amount under the provisions of Section 5.8(a) and Datek delivers to Purchaser, after the Closing and within 28 days after the end of the month in which the Closing occurs or such later time as the Canadian Revenue Agency confirms in writing that Purchaser may continue to hold the amount withheld pursuant to Section 5.8(a), a certificate issued by the Minister of National Revenue under subsection 116(2) or 116(4), as the case may be, of the Income Tax Act (Canada), Purchaser shall (i) pay forthwith to the Receiver General 25% of the amount, if any, by which the Purchase Price exceeds the certificate limit fixed in such certificate, and the amount so paid shall be credited to Purchaser as payment on account of the Purchase Price; and (ii) pay forthwith to Datek any amount that Purchaser has withheld and is not required to pay to the Receiver General in accordance with clause (i) of Section 5.8(b), and the amount so paid under clause (i) or (ii) of Section 5.8(b) shall be credited to Purchaser as payment on account of the Purchase Price.

      (c) If Purchaser has withheld any amount under the provisions of Section 5.8(a) and no certificate or written confirmation from the Canadian Revenue Agency has been delivered by Datek to Purchaser in accordance with the provisions of Section 5.8(b), such amount shall be paid by Purchaser to the Receiver General on the 30th day after the end of the month in which the Closing occurs or such later date as specified by the Canadian Revenue Agency on account of Purchaser’s liability pursuant to subsec-

tion 116(5) of the Income Tax Act (Canada), and the amount so paid shall be credited to Purchaser as payment on account of the Purchase Price.

      (d) All amounts withheld by Purchaser in accordance with this Section shall be paid to and held by an affiliate of TD, in trust, and invested in such manner as Datek shall from time to time direct in writing until paid to Datek or the Receiver General in accordance with this Section. Any amount required to be returned to Datek in accordance with this Section will be returned together with any income accumulated on that amount, except that the affiliate of TD referred to in the previous sentence shall be entitled to withhold from interest earned on such amounts any and all amounts required to be withheld and remitted from such interest by any law and to remit same to the appropriate Governmental Authority.

      (e) For purposes of this Section 5.8, all references to “Purchase Price” shall mean the Purchase Price including any adjustments made pursuant to Section 1.3(d).

      SECTION 5.9.     Tax Matters. (a) Purchaser shall prepare and file any Returns of Ameritrade Canada which are due after the Closing and such Returns shall (to the extent permitted by applicable law) be prepared and filed in a manner that is consistent with the prior practice of Ameritrade Canada. Purchaser and Datek shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents and Representatives reasonably to cooperate, in preparing and filing all Returns of Ameritrade Canada for all taxable periods (or portions thereof) ending on or before the Closing Date (the “Pre-Closing Tax Periods”), including maintaining and making available to each other all records necessary in connection with Taxes relating to Ameritrade Canada and in resolving all disputes and audits with respect to all Taxes relating to Ameritrade Canada. Datek shall pay when due all Ameritrade Canada Pre-Closing Taxes (except for any such Taxes that have been reflected or reserved for on the Final Statement).

      (b) Unless reflected as an asset on the Final Statement, the amount or economic benefit of any refunds, credits or offsets of Taxes of Ameritrade Canada for any Pre-Closing Tax Period shall be for the account of Datek. The amount or economic benefit of any other refunds, credits or offsets of Taxes of Ameritrade Canada shall be for the account of Purchaser. Unless reflected as an asset on the Final Statement, the amount or economic benefit of any refunds, credits or offsets of Taxes of Ameritrade Canada for any period beginning before and ending after the Closing Date (a “Straddle Period”) shall be equitably apportioned between Datek and Purchaser by means of a closing of the books and records as of the close of business on the Closing Date. Each party shall forward, and shall cause its Affiliates to forward, to the appropriate party the amount of any such refund, or the economic benefit of such credit or offset to Tax, within 10 days after such refund is received or after such credit or offset is applied against another Tax liability, as the case may be.

      (c) In the case of any Straddle Period, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be: (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period and (ii) in the case of Taxes not described in clause (i) of above (such as franchise Taxes, Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

      (d) If Purchaser receives notice of an audit, claim, dispute or controversy relating to Taxes (a “Tax Notice”) which Datek is required to pay pursuant to this Agreement, then Purchaser shall notify Datek in writing of such Tax Notice within 20 days of receiving such notice; provided, however, that Purchaser’s failure to provide such notice shall not release Datek from any indemnification obligation hereunder unless Datek’s ability to contest such Tax is materially adversely affected as a result of such failure to notify. Datek shall have the right to control the conduct and resolution of any Tax contest; provided, however, that Datek may decline to participate in such Tax contest. If Datek controls the conduct of such Tax contest, Datek regularly shall advise Purchaser of the status of such Tax contest and shall not resolve such Tax contest without Purchaser’s written consent, which consent shall not be unreasonably delayed, conditioned or withheld. If Datek declines to control such Tax contest, then Purchaser shall, at Datek’s expense, have the right to control the conduct of such Tax contest; provided, however, that Purchaser shall regularly advise Datek of the status of such Tax contest and shall not resolve such Tax contest without Datek’s written consent, which consent shall not be unreasonably delayed, conditioned or withheld. In the event of a dispute between Datek and Purchaser regarding the conduct or resolution of any Tax contest, such dispute shall be referred to a nationally recognized accounting or law firm mutually acceptable to Datek and Purchaser (the “Tax Arbitrator”). The decision of the Tax Arbitrator shall be final and binding, and its fees and costs shall be shared equally by the disputing parties. Each party shall bear its own costs for participating in such dispute resolution.

      (e) Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes imposed by a Taxing Authority of the United States in connection with this Agreement and the transactions contemplated hereby (except with respect to the purchase by Ameritrade of the capital stock of Waterhouse, which shall be governed by the Waterhouse Purchase Agreement) shall be paid by Datek. All other Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be paid 50% by Datek and 50% by Purchaser. Notwithstanding anything to the contrary in this Section 5.9(e), Datek shall not be responsible for any payment with respect to Transfer Taxes if and to the extent an amount has been reflected, accrued or reserved for on the Final Statement in respect of such Transfer Taxes. Datek and Purchaser shall cooperate in timely making all filings, Returns, reports and forms as may be required to comply with the provisions of such Tax laws. For purposes of this Agreement, “Transfer Taxes” shall mean transfer, documentary, sales, use, registration and other such taxes (including all applicable real estate transfer taxes).

      (f) Ameritrade shall cause the provisions of any agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements) between Ameritrade or any of its Subsidiaries, on the one hand, and Ameritrade Canada, on the other hand, to be terminated at the Closing. After the Closing, no person shall have any rights or obligations under any such agreement, arrangement or practice with respect to Taxes.

      SECTION 5.10.     Indemnification of Directors and Officers. From and after the Closing, Ameritrade shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer, director or employee of Ameritrade Canada against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts of any nature whatsoever, governmental or non-governmental (including but not limited to reasonable expenses of counsel and investigation) that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation to the extent arising out of the fact that such person is or was a director, officer or employee of Ameritrade Canada, pertaining to any matter existing or occurring at or prior to the Closing and whether asserted or claimed prior to, or at or after, the Closing, in each case to the full extent that Ameritrade Canada would have been permitted under applicable law and its constituent documents to indemnify such person (and Ameritrade shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law, with no bond or security to be required, upon receipt of any undertaking required by applicable law).

ARTICLE VI

CONDITIONS TO CLOSING

      SECTION 6.1.     Conditions to Each Party’s Obligations. The respective obligations of each party to consummate the Share Purchase shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Waterhouse Sale. The conditions set out in Article VI of the Waterhouse Purchase Agreement shall have been satisfied or waived and the Waterhouse Purchase Agreement shall not have been terminated pursuant to Article VII thereof.

(b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Authority which are necessary for the Share Purchase or the consummation of the other transactions contemplated by this Agreement, other than those the failure of which to be obtained would not materially impair the Share Purchase or the consummation of the other transactions contemplated by this Agreement or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either Ameritrade Canada or Purchaser, shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the Share Purchase or the consummation of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation or order shall have been enacted, entered, promulgated or enforced by any federal, provincial, territorial or foreign Governmental Authority of competent jurisdiction which prohibits or makes illegal the Share Purchase or the consummation of the other transactions contemplated by this Agreement.

      SECTION 6.2.     Conditions to Obligation of Purchaser and TD. The obligation of Purchaser and TD to consummate the Share Purchase is also subject to the satisfaction on or prior to the Closing Date (or waiver by Purchaser) of the following conditions:

(a) Representations and Warranties. The representations and warranties of Ameritrade and Datek set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties (other than the representation and warranty set forth in the first sentence of Section 3.8) relating to materiality or a Material Adverse Effect, and provided further, that for purposes of this condition, such representations and warranties (other than those set forth in Section 3.2, which shall be true and correct in all material respects, and the first sentence of Section 3.8, which shall be true and correct in all respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to have a Material Adverse Effect on Ameritrade Canada. Purchaser shall have received a certificate signed on behalf of Ameritrade and Datek by Ameritrade’s Chief Executive Officer and its Chief Financial Officer to the foregoing effect.

      (b) Performance of Obligations. Each of Ameritrade and Datek shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of Ameritrade and Datek by Ameritrade’s Chief Executive Officer and its Chief Financial Officer to such effect.

      (c) Transaction Agreements. Each of the Transaction Agreements shall be in full force and effect (or will become in full force and effect as of the Closing) and the representations and warranties of Ameritrade and Datek in each such agreement shall be true and correct in all material respects and each of Ameritrade and Datek shall have performed in all material respects all obligations required to be performed by it thereunder, if any, at or prior to the Closing Date.

      (d) Corporate Action. Purchaser shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors (or a duly authorized committee thereof) of Ameritrade and Datek authorizing the execution, delivery and performance by Ameritrade and Datek of this Agreement, and Purchaser shall have received a certificate signed on behalf of Ameritrade and Datek by the Secretary or an Assistant Secretary of Ameritrade certifying such resolutions.

      (e) Directors and Officers. The Board of Directors of Ameritrade Canada at the time of Closing shall consist of individuals nominated by Purchaser and there shall have been delivered to Purchaser on or before such time the resignations of all individuals who are currently directors or officers of Ameritrade Canada (except to the extent that Datek shall have been notified to the contrary by Purchaser) and duly executed comprehensive releases from each such individual and from Datek and Ameritrade of all their claims respectively, against Ameritrade Canada except for any claims for current unpaid remuneration.

      SECTION 6.3.     Conditions to Obligation of Datek and Ameritrade. The obligation of Datek and Ameritrade to consummate the Share Purchase is subject to the satisfaction on or prior to the Closing Date (or waiver by Datek) of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser and TD set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and provided further that, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to have a Material Adverse Effect on TD. Datek shall have received a certificate signed on behalf of TD by TD’s Chief Executive Officer and its Chief Financial Officer to the foregoing effect.

(b) Performance of Obligations. Each of TD and Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Ameritrade and Datek shall have received a certificate signed on behalf of TD and Purchaser by TD’s Chief Executive Officer and its Chief Financial Officer to such effect.

(c) Transaction Agreements. Each of the Transaction Agreements shall be in full force and effect (or will become in full force and effect as of the Closing), the representations and warranties of Purchaser and TD in each such agreement shall be true and correct in all material respects and each of Purchaser and TD shall have performed in all material respects all obligations required to be performed by it thereunder at or prior to the Closing Date.

(d) Corporate Action. Datek shall have received a copy of the resolution or resolutions duly adopted by the Board of Directors of TD and Purchaser authorizing the execution, delivery and performance by TD and Purchaser of this Agreement, and Datek shall have received a certificate signed on behalf of TD and Purchaser by the Secretary or an Assistant Secretary of TD certifying such resolutions.

ARTICLE VII

TERMINATION; AMENDMENT; WAIVER

      SECTION 7.1.     Termination. This Agreement may be terminated at any time prior to the Closing, by action taken or authorized by the Board of Directors of the terminating party or parties:

(a) by mutual consent of Purchaser and Datek in a written instrument;

(b) by either Purchaser or Datek if (i) any Governmental Authority which must grant a Requisite Regulatory Approval has denied an approval required to consummate the transactions contemplated by this Agreement and such denial has become final and nonappealable, or (ii) any Governmental Authority of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Purchaser or Datek if the Closing shall not have occurred on or before the earlier of (i) March 31, 2006 and (ii) within 90 days following the Closing Date (as defined in the

Waterhouse Purchase Agreement), provided that neither Purchaser nor Datek may terminate this Agreement pursuant to this Section 7.1(c) if the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by Purchaser (provided that neither Purchaser nor TD is then in material breach of any of its representations, warranties, covenants or other agreement contained herein) in the event of a breach by either of Datek or Ameritrade of any of its representations, warranties or covenants contained in this Agreement, which breach (i) either is not cured within 30 days after the giving of written notice to Ameritrade and Datek specifying in reasonable detail the nature of such breach or is of a nature which cannot be cured prior to the Closing, and (ii) would entitle Purchaser to elect not to consummate the transactions contemplated hereby pursuant to Article VI;

(e) by Datek (provided that neither Datek nor Ameritrade is then in material breach of any of its representations, warranties, covenants or other agreement contained herein) in the event of a breach by either of Purchaser or TD of any of its representations, warranties or covenants contained in this Agreement which breach (i) either is not cured within 30 days after the giving of written notice to Purchaser and TD specifying in reasonable detail the nature of such breach or is of a nature which cannot be cured prior to the Closing, and (ii) would entitle Datek to elect not to consummate the transactions contemplated hereby pursuant to Article VI;

(f) by Datek or Purchaser if Ameritrade effects a sale or other disposition of Ameritrade Canada pursuant to the last sentence of Section 5.5(d) of the Waterhouse Purchase Agreement prior to the Closing (as defined in that agreement).

(g) by either Purchaser or Datek if the Waterhouse Purchase Agreement is terminated in accordance with its terms prior to completion of the Share Purchase.

      SECTION 7.2.     Effect of Termination. In the event of termination of this Agreement by either Datek or Purchaser provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of Purchaser, TD, Datek or Ameritrade or any of their respective officers or directors shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 3.19, Section 4.4, Section 5.5, the penultimate sentence of Section 5.7, this Section 7.2, and Section 9.2 shall survive any such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Purchaser, TD, Datek or Ameritrade shall be relieved or released from any liabilities or damages arising out of its wilful breach of any provision of this Agreement.

      SECTION 7.3.     Amendment. This Agreement may be amended at any time by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 7.4.     Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

INDEMNIFICATION

      SECTION 8.1.     Survival; No Contribution. (a) All representations, warranties and covenants contained in this Agreement on the part of each of the parties shall survive the Closing, the execution and delivery under this Agreement of any share or security transfer instruments or other documents of title to any of the Ameritrade Canada Shares and the payment of the consideration for the Share Purchase. The covenants and agreements contained in this Agreement on the part of each of the parties shall survive the Closing to the extent that they are by their terms to be performed after the Closing Date.

      (b) Neither Ameritrade nor Datek nor any of their Affiliates shall have any right of contribution from Ameritrade Canada for any indemnification claim made pursuant to this Article VIII.

      SECTION 8.2.     Indemnification by Ameritrade. (a) From and after the Closing Date, subject to the other provisions of this Article VIII, Ameritrade and Datek jointly and severally agree to indemnify TD, Purchaser, their respective Subsidiaries and their respective officers, directors and employees (collectively, the “Indemnified TD Entities”) and to hold each of them harmless from and defend them against, any and all actions, suits, proceedings, demands, assessments, judgments, claims, liabilities, losses (including, for the avoidance of doubt, loss of value), costs, damages, expenses, Taxes or penalties, and reasonable fees of legal counsel, expenses and disbursements in connection with any action, suit, proceeding, demand, assessment, judgment or claim against such Person (but excluding, in any case, damages not proximately caused by such breach, punitive or other exemplary damages, except to the extent that such damages have been awarded to a Third Party against an Indemnified Party) (collectively, “Damages”), suffered, paid or incurred by such Indemnified TD Entity arising out of or in connection with, resulting from or caused by (without duplication): (i) any breach of any of the representations and warranties made by Ameritrade and Datek to Purchaser in Article III of this Agreement or in any certificate or other writing delivered by Ameritrade or Datek to Purchaser pursuant hereto (reading such representations and warranties without regard to any qualifications or exceptions contained therein relating to materiality or Material Adverse Effect (other than the reference to Material Adverse Effect in Section 3.8)); (ii) any breach by Ameritrade or Datek of any covenant or agreement of Ameritrade or Datek contained in this Agreement; and (iii) any Ameritrade Canada Pre-Closing Taxes. Notwithstanding anything to the contrary contained in this Agreement, no Damages shall be deemed to be incurred by, and no indemnification shall be payable to, any Indemnified TD Entity if and to the extent an amount has been reflected, accrued or reserved for on the Final Statement in respect of the item or items that would otherwise be considered Damages. For purposes of this Section 8.2, the amount of Damages suffered or incurred by Indemnified TD Entities shall be adjusted to equal the quotient of (x) such Damages, divided by (y) the excess of 1 over the Post Tender Ownership Percentage (expressed as a decimal).

      (b) The obligations of Ameritrade and Datek under Section 8.2(a) shall terminate on the date which is one year from the Closing Date except with respect to claims made under Section 3.13 for which the obligations of Ameritrade and Datek under Section 8.2(a) shall terminate on the date which is 30 days after the relevant Taxing Authority shall no longer be entitled to assess or reassess liability for Taxes for that particular period (giving effect to any waiver, mitigation or extension thereof) and except with respect to good faith claims for Damages given by an Indemnified TD Entity to Ameritrade and Datek prior to the applicable termination date described in this Section 8.2(b).

      (c) Notwithstanding anything to the contrary contained in this Section 8.2, the Indemnified TD Entities shall be entitled to indemnification pursuant to Section 8.2(a) with respect to any claim for indemnification pursuant to clause (i) of Section 8.2(a):

(i) only if the amount of Damages with respect to such claim exceeds $100,000 (any claim involving Damages equal to or less than such amount being referred to as a “De Minimis Claim”); and

(ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified TD Entities (without duplication), with respect to all claims for indemnification pursuant to clause (i) of Section 8.2(a) (other than De Minimis Claims) plus any aggregate Damages to all Indemnified TD Entities as defined in the Waterhouse Purchase Agreement (without duplication), with respect to all claims by Indemnified TD Entities for indemnification for breaches of representations and warranties of Ameritrade contained in the Waterhouse Purchase Agreement in accordance with the terms of the Waterhouse Purchase Agreement (other than De Minimis Claims as defined in the Waterhouse Purchase Agreement) (“TD U.S. Damages”), exceed $24,000,000 (the “Threshold”), whereupon Ameritrade and Datek shall be obligated to pay in full all amounts but only to the extent such aggregate Damages are in excess of $15,000,000; provided that the Indemnified TD Entities shall not be entitled to indemnification pursuant to clause (i) of Section 8.2(a) for aggregate Damages (including all TD U.S. Damages) in excess of $600,000,000.

      (d) Notwithstanding anything contained in Article III or any other provision of this Agreement to the contrary, Purchaser and TD understand and agree that for the purposes of this Agreement none of Ameritrade, Datek or any Person acting on its behalf has made, and is not making, any representation or warranty whatsoever, express or implied, with respect to Ameritrade, Datek, Ameritrade Canada, the businesses and properties of Ameritrade Canada, the transactions contemplated hereby or any other matter, other than those representations and warranties of Ameritrade and Datek expressly set forth in this Agreement.

      (e) Notwithstanding anything contained in Article III or any other provision of this Agreement to the contrary, TD shall not be entitled to indemnification pursuant to this Section 8.2 for any matter to the extent it receives indemnification pursuant to the Waterhouse Purchase Agreement.

      SECTION 8.3.     Indemnification by TD.

      (a) From and after the Closing Date, subject to the other provisions of this Article VIII, TD and Purchaser jointly and severally agree to indemnify Ameritrade, Datek, their respective Subsidiaries and their respective officers, directors and employees (collectively, the “Indemnified Ameritrade Entities”) and to hold each of them harmless from and against any and all Damages suffered, paid or incurred by such Indemnified Ameritrade Entity arising out of or in connection with, resulting from or caused by (without duplication): (i) any breach of any of the representations and warranties made by TD and Purchaser to Datek in Article IV of this Agreement or in any certificate or other writing delivered by TD or Purchaser to Datek pursuant hereto (reading such representations and warranties without regard to any qualifications or exceptions contained therein relating to materiality or Material Adverse Effect); and (ii) any breach by TD or Purchaser of any covenant or agreement of TD or Purchaser contained in this Agreement.

      (b) The obligations of TD and Purchaser under Section 8.3(a) shall terminate on the date which is one year from the Closing Date except with respect to good faith claims for Damages given by an Indemnified Ameritrade Entity to TD and Purchaser prior to such date.

      (c) Notwithstanding anything to the contrary contained in this Section 8.3, the Indemnified Ameritrade Entities shall be entitled to indemnification pursuant to Section 8.3(a) with respect to any claim for indemnification pursuant to clause (i) of Section 8.3(a):

(i) only with respect to claims which do not constitute De Minimis Claims; and

(ii) only if, and then only to the extent that, the aggregate Damages to all Indemnified Ameritrade Entities (without duplication), with respect to all claims for indemnification pursuant to clause (i) of Section 8.3(a) (other than De Minimis Claims) plus any aggregate Damages to all Indemnified Ameritrade Entities as defined in the Waterhouse Purchase Agreement (without duplication), with respect to all claims by Indemnified Ameritrade Entities for indemnification for breaches of representations and warranties of TD contained in the Waterhouse Purchase Agreement in accordance with the terms of the Waterhouse Purchase Agreement (other than De Minimis Claims as defined in the Waterhouse Purchase Agreement) (“Ameritrade U.S. Damages”), exceed the Threshold, whereupon TD and Purchaser shall be obligated to pay in full all such amounts but only to the extent such aggregate Damages are in excess of $15,000,000; provided that the Indemnified Ameritrade Entities shall not be entitled to indemnification pursuant to clause (i) of Section 8.3(a) for aggregate Damages (including all Ameritrade U.S. Damages) in excess of $600,000,000.

      (d) Notwithstanding anything contained in Article IV or any other provision of this Agreement to the contrary, Ameritrade and Datek understand and agree that none of TD, Purchaser or any Person acting on its behalf has made, and is not making, any representation or warranty whatsoever, express or implied, with respect to TD, Purchaser, their respective businesses and properties, the transactions contemplated hereby or any other matter, other than those representations and warranties of TD and Purchaser expressly set forth in this Agreement.

      (e) Notwithstanding anything contained in Article IV or any other provision of this Agreement to the contrary, Ameritrade shall not be entitled to indemnification pursuant to this Section 8.3 for any matter to the extent it receives indemnification pursuant to the Waterhouse Purchase Agreement.

      SECTION 8.4.     Indemnification Procedures.

      (a) If an Indemnified TD Entity or an Indemnified Ameritrade Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article VIII (whether or not the amount of Damages relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Party”) (i) if the event or occurrence giving rise to such claim for indemnification is, or relates to, a claim, suit, action or proceeding brought by a Person not a party to this Agreement or affiliated with any such party (a “Third Party”), within ten Business Days following receipt of notice of such claim, suit, action or proceeding by such Indemnified Entity, or (ii) if the event or occurrence giving rise to such claim for indemnification is not, or does not relate to, a claim, suit, action or proceeding brought by a Third Party, within 30 days after the discovery by the Indemnified Entity of the circumstances giving rise to such claim for indemnity. Each Claim Notice shall describe the claim in reasonable detail, including the amount of the Damages relating thereto (if quantifiable), the event or occurrence giving rise thereto and the basis for such claim for indemnification.

      (b) If any claim or demand by an Indemnified Entity under this Article VIII relates to an action or claim filed or made against an Indemnified Entity by a Third Party, the Indemnifying Party may elect at any time to negotiate a settlement or a compromise of such action or claim or to defend such action or claim, in each case at its sole cost and expense (subject to the last sentence of this Section 8.4(b)) and with its own counsel. If, within 30 days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party action or claim, the Indemnifying Party (i) advises such Indemnified Entity in writing that the Indemnifying Party will not elect to defend, settle or compromise such action or claim or (ii) fails to make such an election in writing, such Indemnified Entity may (subject to the Indemnifying Party’s continuing right of election in the preceding sentence), at its option, defend, settle or otherwise compromise or pay such action or claim; provided that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned. Unless and until the Indemnifying Party makes an election in accordance with this Section 8.4(b) to defend, settle or compromise such action, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Damages subject to indemnification hereunder to the extent provided herein. Each Indemnified Entity shall make available to the Indemnifying Party all information reasonably available to such Indemnified Entity relating to such action or claim. In addition, the parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such action or claim. The party in charge of the defense shall keep the other parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel, at such Indemnified Entity’s sole cost and expense (unless there is, under applicable standards of professional conduct, a conflict between the positions of the Indemnifying Party and the Indemnified Entity that would preclude or render inadvisable joint representation of such parties, in which case the Indemnifying Party shall be liable for the fees and expenses hereunder with respect to one law firm, in addition to local counsel in each applicable jurisdiction, to represent the Indemnified Entity). In the event the Indemnifying Party assumes the defense of (or otherwise elects to negotiate or settle or compromise) any action or claim as described above, the Indemnified Entity shall reimburse the Indemnifying Party for all costs and expenses incurred by the Indemnifying Party in connection with such defense (or negotiation, settlement or compromise) to the extent that such costs and expenses do not exceed the amount of the remaining Threshold (with any such costs and expenses being counted toward the Threshold). In each case in which the Indemnifying Party has elected to assume the defense of any action or claim pursuant to this Section 8.4(b), the Indemnifying Party may not settle or compromise such action or claim without the consent of the Indemnified Entities, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that under no circumstances will an Indemnified Entity be required to consent to any settlement or compromise (i) that does not include as a term thereof the release by the plaintiff or claimant of the Indemnified Entity from all liability with respect to such claim or action other than amounts paid by the Indemnifying Party; or (ii) that imposes on the Indemnified Entity any equitable remedies or other non-monetary relief that could affect the Indemnified Entity’s business or operations.

      (c) In the event of any conflict between this Section 8.4 and Section 5.9 with respect to claims relating to Taxes, Section 5.9 shall govern.

      SECTION 8.5.     General.

      (a) Each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable claims and to recover any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that any of the Indemnified Parties may have against Third Parties. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Entity pursuant to this Article VIII shall be reduced (retroactively, if necessary) by any insurance proceeds, tax benefits actually realized or other amounts actually recovered by or on behalf of such Indemnified Entity in reduction of the related Damages. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Party in respect of Damages and shall subsequently receive insurance proceeds, tax benefits or other amounts in respect of such Damages, then such Indemnified Entity shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds, tax benefits actually realized or other amounts actually received.

      (b) In addition to the requirements of Section 8.5(a), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article VIII to use all commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

      (c) The Indemnifying Party shall be subrogated to any right of action which the Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.

      (d) The indemnification provided in this Article VIII shall be the exclusive post-Closing remedy available to any party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement, except as otherwise expressly provided in this Agreement; provided, however, that this Section 8.5(d) shall not apply or limit the remedy available to either party hereto with respect to any fraudulent act or wilful breach of any representation, warranty, covenant or agreement in this Agreement by the other party hereto.

      (e) The parties agree that any indemnification payment made pursuant to this Agreement shall be treated as an adjustment to the Purchase Price, unless otherwise required by applicable law.

      (f) All indemnity payments under this Agreement shall be payable in United States dollars. If any indemnification claims are incurred in a currency other than United States dollars, then such amount denominated in such foreign currency shall be converted into an amount denominated in United States dollars using the noon buying rate for such foreign currency as certified by the New York Federal Reserve Bank on the Business Day immediately preceding the date on which such payment is paid.

      (g) All claims for indemnification made by any party under this Agreement shall be without duplication of any corresponding claim for indemnification made by such party under the Waterhouse Purchase Agreement, and vice versa.

ARTICLE IX

MISCELLANEOUS

      SECTION 9.1.     Other Definitions. The following terms as used in this Agreement shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

(b) “Ameritrade Canada Pre-Closing Taxes” means Taxes of Ameritrade Canada for any Pre-Closing Tax Period.

(c) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banking institutions are required or authorized by law to be closed in New York, New York, USA or Toronto, Ontario, Canada.

(d) “Closing Date Net Tangible Book Value” means the amount equal to (i) total shareholders’ equity minus (ii) the sum of (A) goodwill (net of accumulated amortization) and (B) other intangible assets (net of accumulated amortization) of Ameritrade Canada as of the Closing Date.

(e) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

(f) “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

(g) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the U.S. Securities and Exchange Commission from time to time thereunder (or under any successor statute).

(h) “GAAP” means generally accepted accounting principles as defined by the Accounting Standards Board of the Canadian Institute of Chartered Accountants in the Handbook of the Canadian Institute of Chartered Accountants.

(i) “knowledge” means, with respect to Ameritrade and Datek, the actual knowledge, after due inquiry, of the individuals set forth in Section 9.1(i) of the Ameritrade Disclosure Schedule.

(j) “Material Adverse Effect” means, with respect to any entity, a material adverse effect (a) on the condition (financial or otherwise), properties, assets, liabilities, businesses or results of operations of such entity and its Subsidiaries taken as a whole, but does not include any such effect to the extent resulting from or attributable to (i) any change after the date of this Agreement in laws, rules or regulations or interpretations thereof by courts or governmental authorities, or in GAAP (or, in the case of Ameritrade and Datek, U.S. GAAP) or regulatory accounting principles, in any such case applicable generally to Canadian self-directed retail discount securities brokers, (ii) any changes after the date of this Agreement in general economic, monetary or securities market conditions (including changes in interest rates and market price and trading volume fluctuations), (iii) the announcement of the transactions contemplated by this Agreement, (iv) any outbreak of major hostilities in which the United States or Canada is involved or any act of terrorism within the United States or Canada or directed against its facilities or citizens wherever located, or (v) any action or omission by Ameritrade, Datek, TD or Purchaser or any Subsidiary of any of them taken with the prior written consent of the other parties hereto or as required by the terms hereof, or (b) on the ability of such entity (or, in the case of Ameritrade Canada, on the ability of Ameritrade or Datek) to perform its obligations hereunder or under the Transaction Agreements, and to consummate the transactions contemplated hereby and thereby on a timely basis.

(k) “NASDAQ” means the NASD Automated Quotation System.

(l) “NYSE” means the New York Stock Exchange, Inc.

(m) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity, or any group comprised of two or more of the foregoing.

(n) “Personal Information” means any information in the possession of Ameritrade Canada about an identifiable individual other than the name, title or business address or telephone number of an employee.

(o) “Post Tender Ownership Percentage” means TD’s Ownership Percentage (as defined in the Stockholders Agreement) giving effect only to the shares in the capital stock of Ameritrade issued under the Waterhouse Purchase Agreement and purchased in the Tender Offer (as defined in the Waterhouse Purchase Agreement).

(p) “Stockholders Agreement” has the meaning given to such term in the Waterhouse Purchase Agreement.

(q) “Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (i) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

(r) “Targeted Closing Date Net Tangible Book Value” means an amount equal to zero.

(s) “Tax” or, collectively, “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any taxing authority, including, but not limited to, income, excise, property, sales and use, goods and services, harmonized sales, transfer, franchise, capital, payroll, withholding, social security, value added, employer health, education, alternative minimum, payroll or other taxes, including any interest, penalties or additions attributable thereto, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other government pension plan premiums or contributions and any liability for Taxes under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign law).

(t) “Taxing Authority” means any domestic, foreign, federal, national, state, provincial, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

(u) “Transaction Agreements” means (i) the Transitional Services Agreement and (ii) the Transitional Licence Agreement.

(v) “U.S. GAAP” means U.S. generally accepted accounting principles.

      SECTION 9.2.     Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. (a) This Agreement is a contract made under and shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of competent jurisdiction in the Province of Ontario for any Litigation arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Litigation, the defense of sovereign immunity, any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 9.2, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the Litigation in any such court is brought in an inconvenient forum, that the venue of such Litigation is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

      (b) Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any such Litigation by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail.

      (c) Each of the parties hereto expressly acknowledges that the foregoing waivers are intended to be irrevocable under the laws of the Province of Ontario and the federal laws of Canada applicable therein; provided that consent by the parties hereto to jurisdiction and service contained in this Section 9.2 is solely for the purpose referred to in this Section 9.2 and shall not be deemed to be a general submission to said courts or in the Province of Ontario other than for such purpose.

      SECTION 9.3.     Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part (by operation of law or otherwise), by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      SECTION 9.4.     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement all references to “dollars” or “$” are to Canadian dollars, unless otherwise indicated. No provision of this Agreement shall be construed to require Datek, Ameritrade, Purchaser or TD or any of their respective Subsidiaries or Affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation.

      SECTION 9.5.     Counterparts. This Agreement may be executed by facsimile and in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

      SECTION 9.6.     Entire Agreement. Except as otherwise expressly set forth herein, this Agreement (including the Exhibits, Schedules, the Ameritrade Disclosure Schedule and the TD Disclosure Schedule hereto) and the Transaction Agreements, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

      SECTION 9.7.     Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

      SECTION 9.8.     Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court in the Province of Ontario, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 9.9.     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (upon telephonic confirmation of receipt), on the first Business Day following the date of dispatch if delivered by a recognized next day courier service, or on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

      If to Datek:

c/o Ameritrade Holding Corporation
6940 Columbia Gateway Drive, Suite 200
Columbia, Maryland 21046
Attention: General Counsel
Fax: (443) 539-2209

      with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Larry W. Sonsini
Fax: (650) 493-6811

      and

Stikeman Elliott LLP
14th Floor, Tower 56
126 East 56th Street
New York, New York 10022
Attention: Kenneth Ottenbreit
Fax: (212) 371-7087

      If to Ameritrade:

Ameritrade Holding Corporation
6940 Columbia Gateway Drive, Suite 200
Columbia, Maryland 21046
Attention: General Counsel
Fax: (443) 539-2209

      with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attention: Larry W. Sonsini
Fax: (650) 493-6811

      and

Stikeman Elliott LLP
14th Floor, Tower 56
126 East 56th Street
New York, New York 10022
Attention: Kenneth Ottenbreit
Fax: (212) 371-7087

      If to Purchaser:

c/o The Toronto-Dominion Bank
TD Tower, 66 Wellington Street West
Toronto, Ontario M5K 1A2
Attention: General Counsel
Fax: (416) 308-1943

      with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Lee Meyerson
Fax: (212) 455-2502

      and

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario M5X 1B8
Attention: Terry Burgoyne
Fax: (416) 862-6666

      If to TD:

TD Tower, 66 Wellington Street West
Toronto, Ontario M5K 1A2
Attention: General Counsel
Fax: (416) 308-1943

      with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Lee Meyerson
Fax: (212) 455-2502

      and

Osler, Hoskin & Harcourt LLP
Box 50, 1 First Canadian Place
Toronto, Ontario M5X 1B8
Attention: Terry Burgoyne
Fax: (416) 862-6666

      SECTION 9.10.     Publicity. Ameritrade and TD shall consult with each other before they or any of their respective Affiliates issue any press release with respect to the Share Purchase, this Agreement or the Transaction Agreements and the transactions contemplated hereby and thereby and they shall not, and cause their respective Affiliates not to, issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that Ameritrade or TD may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside legal counsel be required by law or the rules and regulations of the NASDAQ, the NYSE or the Toronto Stock Exchange, as applicable. Without limiting the reach of the preceding sentence, Ameritrade and TD shall (a) cooperate to develop all public announcement materials and (b) make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Ameritrade and TD shall consult with each other regarding communications with customers, prospective investors and employees related to the transactions contemplated hereby.

      SECTION 9.11.     Guarantee. TD shall cause Purchaser to perform all of its obligations under this Agreement and shall be liable jointly and severally with Purchaser to Datek and Ameritrade for the failure of Purchaser to discharge any of its obligations under this Agreement and for the fulfilment of all of the representations, warranties, indemnities and other obligations of Purchaser to Datek and Ameritrade under this Agreement or arising in connection with the transactions provided for in this Agreement. Ameritrade shall cause Datek to perform all of its obligations under this Agreement and shall be liable jointly and severally with Datek to Purchaser and TD for the failure of Datek to discharge any of its obligations under this Agreement and for the fulfilment of all of the representations, warranties, indemnities and other obligations of Datek to Purchaser and TD under this Agreement or arising in connection with the transactions provided for in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date set forth in the first paragraph hereof.

AMERITRADE HOLDING CORPORATION

BY:	/s/ JOSEPH H. MOGLIA

_______________________________________ NAME: JOSEPH H. MOGLIA TITLE: CHIEF EXECUTIVE OFFICER

DATEK ONLINE HOLDINGS CORP.

BY:	/s/ JOSEPH H. MOGLIA

_______________________________________ NAME: JOSEPH H. MOGLIA TITLE: PRESIDENT

TD WATERHOUSE CANADA INC.

BY:	/s/ JOHN G. SEE

_______________________________________ NAME: JOHN G. SEE TITLE: PRESIDENT

THE TORONTO-DOMINION BANK

BY:	/s/ JOHN G. SEE

_______________________________________ NAME: JOHN G. SEE TITLE: SENIOR VICE PRESIDENT